UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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[X]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to §240.14a-12

STERLING CONSTRUCTION COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

______________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sterling Construction Company, Inc.

1800 Hughes Landing Boulevard

The Woodlands, Texas 77380

Telephone: (281) 214-0800

Notice of the 2017 Annual Meeting of Stockholders

Notice is hereby given that the 2017 Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:	April 28, 2017
Place:	1800 Hughes Landing Boulevard — Suite 250
The Woodlands, Texas 77380
Time:	8:30 a.m. local time
Purposes:	1.	To elect seven Board nominees, each to serve for a term of one year and until their successors are duly elected and qualified.
	2.	To approve the adoption by the Board of Directors of an amendment of Article IV of the Company's Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 28 million shares to 38 million shares.
	3.	To approve the adoption by the Board of Directors of an amendment of Article VI of the Company's Certificate of Incorporation to provide for the removal of directors without cause.
	4.	To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2017.
	5.	An advisory vote to approve named executive officer compensation.
	6.	An advisory vote to select the frequency of executive compensation votes.
	7.	To transact any other business that properly comes before the meeting.
Record Date:	Only the stockholders of record at the close of business on February 28, 2017 are entitled to notice of the meeting and to vote at the meeting, or at any adjournment of it.

By Order of the Board of Directors
March 17 , 2017	Roger M. Barzun, Secretary

Important notice regarding the availability of proxy materials for the

2017 Annual Meeting of Stockholders

The proxy statement, the form of proxy and the Annual Report for the year ended December 31, 2016 are available at the Company's Internet website, www.STRLco.com, on the "Investor Relations" page under the headings Proxy Statements and Annual Reports.

Most stockholders will receive a Notice Regarding the Availability of Proxy Materials, which provides the Internet website address of our transfer agent where stockholders can both access electronic copies of the proxy materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the proxy materials and a proxy card.

summary of how you can vote your shares

Via the Internet:	You may vote via the Internet by following the instructions in the Availability Notice or on your proxy card (if you receive one).
By Telephone:	Visit www.voteproxy.com to obtain the toll-free number to call.
By Mail:	If you request a paper copy of the proxy materials, you may vote by completing, signing, and dating the proxy card, and mailing it to the Company in the envelope that is provided to you.
In person:	You may attend the Annual Meeting and cast your vote on each item as it is presented.

Table of Contents

SUMMARY OF THE PROXY STATEMENT	I	Board Operations	17
Matters to be Voted on at the Meeting	I	Committees of the Board	17
Summary of Executive Compensation	II	The Audit Committee	17
Summary of Corporate Governance	III	The Audit Committee Report	18
GENERAL INFORMATION	1	The Compensation Committee	18
The Record Date	1	Compensation Committee Interlocks and Insider
Methods of Voting	1	Participation	19
Voting in Person	1	The Compensation Committee Report	19
Voting by Proxy	2	The Corporate Governance & Nominating Committee	19
Revocation of a Proxy	3	Director Compensation	20
Quorum, Vote Required & Method of Counting	3	STOCK OWNERSHIP INFORMATION	22
The Solicitation of Proxies & Expenses	4	Security Ownership of Certain Beneficial Owners and
The 2016 Annual Report	4	Management	22
ELECTION OF DIRECTORS (Proposal 1)	4	Section 16(a) Beneficial Ownership Reporting Compliance	24
Term of Office & Declassification of Directors	4	EXECUTIVE COMPENSATION	24
The Nominees; Independence	4	The Executive Officers	24
Background & Skills of the Nominees	5	Compensation Discussion and Analysis	26
AMENDMENT OF ARTICLE IV OF THE CERTIFICATE OF		The objectives of the Company's compensation programs	25
INCORPORATION (Proposal 2)	10	The elements of the named executive officers'
Adoption of the Amendment	10	compensation	25
Reasons for the Amendment	10	How the amounts and compensation formulas were
Effect of the Issuance of Newly-Authorized Shares	10	determined	26
AMENDMENT OF ARTICLE VI OF THE CERTIFICATE OF		The results of the most recent stockholder advisory vote	27
INCORPORATION (Proposal 3)	10	Incentive compensation arrangements for 2016	27
Adoption of the Amendment	10	Incentive compensation arrangements for 2017	28
Required Approval and Effective Date of the Charter		Additional information on executive compensation	29
Amendments in Proposals 2 and 3	11	Compensation Policies & Practices — Risk Management	29
RATIFICATION OF THE SELECTION OF THE INDEPENDENT		Employment Agreements of the Named Executive Officers	30
REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 4)	11	Potential Payments upon Termination or Change-in-Control	31
APPROVAL OF THE COMPANY’S NAMED EXECUTIVE		Compensation & Stock Tables.	32
OFFICER COMPENSATION FOR 2016 (an advisory vote)		Summary Compensation Table for 2016	32
(Proposal 5)	12	Grants of Plan-Based Awards in 2016	33
THE FREQUENCY OF THE VOTE ON EXECUTIVE		Stock Vested for 2016	34
COMPENSATION (an advisory vote) (Proposal 6)	12	Outstanding Equity Awards at December 31, 2016	34
THE BOARD OF DIRECTORS	13	Equity Compensation Plan Information	35
Communicating with the Board	13	PERFORMANCE GRAPH	36
Board Governance	13	TRANSACTIONS WITH RELATED PERSONS	36
Independence	13	INFORMATION ABOUT AUDIT FEES & AUDIT SERVICES	38
Leadership Structure	13	Audit Fees	38
Declassification of Directors	14	Audit-Related Fees	38
Election of Directors by Majority Vote	14	Tax Fees	38
Directors' Attendance at Meetings in 2016	14	All Other Fees (Non-Audit Fees)	38
Stock Ownership Guidelines & Policies	14	Procedures for Approval of Services	38
Claw-Back Policy	15	SUBMISSION OF STOCKHOLDER PROPOSALS	39
Board Evaluations	15
The Board's Risk Oversight	15
Selecting Director Nominees	16

SUMMARY OF THE PROXY STATEMENT

A summary of some of the information contained in this Proxy Statement for the 2017 Annual Meeting of Stockholders (2017 Annual Meeting) is set forth on the following pages. Each summary does not contain all of the information that a stockholder should consider before voting. The entire Proxy Statement should be read before doing so. The Company's 2016 Annual Report is its Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission.

Matters to be Voted on at the Meeting

Proposal #1:	The election of seven Directors for one-year terms. The table below contains a summary of some of the information about the nominees for director. More detailed information can be found below under the heading Election of Directors (Proposal 1) at Page 4.

Nominees	Current Position	Age	Occupation	Board Committee	Director Since
Marian M. Davenport	Director	63	Executive Director, Genesys Works — Houston	Corporate Governance Compensation	2014
Maarten D. Hemsley	Director	67	Founder, Chairman and President of New England Center for Arts & Technology, Inc.	Audit Corporate Governance	1998
Raymond F. Messer	N/A	69	Director of Design-Build and Senior Principal, Walter P Moore	N/A	N/A
Charles R. Patton	Director	57	Executive Vice President — External Affairs of American Electric Power (AEP)	Compensation	2013
Richard O. Schaum	Director	70	General Manager, 3rd Horizon Associates LLC	Audit Compensation	2010
Milton L. Scott	Director Chairman	60	Chairman and Chief Executive Officer of the Tagos Group, LLC	Audit Corporate Governance	2005
Paul J. Varello	Director	73	Chief Executive Officer of the Company	N/A	2014

Proposal #2:	To approve the adoption by the Board of an amendment of Article IV of the Company's charter to increase the authorized shares from 28 million shares to 38 million shares, a 36% increase.

At February 28, 2017, the Company had approximately 25.1 million shares of common stock outstanding or reserved for issuance under the Company's Stock Incentive Plan, approximately 90% of the total number of shares currently authorized for issuance, leaving approximately 2.8 million shares available for issuance. This limits the Company's flexibility if shares are needed for raising funds, for acquisitions, or for other, general corporate purposes such as the recently-announced acquisition of Tealstone Construction and new anticipated financing . If the amendment is approved, the Company will have more than 12 million shares available for issuance for these purposes.

The Board of Directors believes that an increase in the number of authorized shares is advisable so that the Company will have enough shares to pursue an acquisition strategy, to raise capital, and for other corporate purposes.

Proxy Statement Summary Page I

More information about this amendment can be found below under the heading Amendment of Article IV of the Certificate of Incorporation (Proposal 2) on Page 10.

Proposal #3:	To approve the adoption by the Board of an amendment of Article VI of the Company's charter to provide for the removal of directors without cause.

Under the current charter, the Company's directors may only be removed for cause which is permitted by Delaware law, but only for companies that have a board of classified directors. The Company's directors will cease to be classified at the 2017 Annual Meeting. Accordingly, the Board has voted to amend the charter to conform it to Delaware law. Whether or not stockholders approve the amendment, directors of the Company may be removed with or without cause from and after the 2017 Annual Meeting.

More information about this amendment can be found below under the heading Amendment of Article VI of the Certificate of Incorporation (Proposal 3) on Page 10.

Proposal #4:	Ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2017. Grant Thornton was the Company's firm of independent auditors for 2016. More information about Grant Thornton and their fees can be found below under the heading Information About Audit Fees & Audit Services on Page 38.

Proposal #5:	Advisory approval of the compensation of the Company's named executive officers. Information about the compensation of executives can be found in the summary below and under the heading Executive Compensation on Page 24.

Proposal #6:	Advisory selection of the frequency of holding stockholder advisory votes on executive compensation. The Company recommends annual votes, the same recommendation the Company made in 2011. Information about the frequency of say-on-pay votes can be found below under the heading The Frequency of the Vote on Executive Compensation (an advisory vote) (Proposal 6) on Page 12.

Summary of Executive Compensation

This summary is qualified by the information below under the heading Executive Compensation, which begins on Page 24.

Named Executive Officers. The Company's named executive officers are those officers who are named in the Summary Compensation Table for 2016 on Page 32. The Company's named executive officers for 2016 were as follows:

Name	Title/Position
Paul J. Varello	Chief Executive Officer
Con L. Wadsworth	Executive Vice President & Chief Operating Officer
Ronald A. Ballschmiede	Executive Vice President & Chief Financial Officer, Chief Accounting Officer, Treasurer
Joseph A. Cutillo	Executive Vice President & Chief Business Development Officer
(Mr. Cutillo was elected President of the Company in February 2017)
Roger M. Barzun	Senior Vice President & General Counsel, Secretary

Proxy Statement Summary Page II

2016 Compensation. The table below shows the salaries and incentive compensation paid to the named executive officers for 2016.
Elements of Executive Compensation (1)	Paul J. Varello (2)	Con L. Wadsworth	Ronald A. Ballschmiede	Joseph A. Cutillo	Roger M. Barzun (2)
Salary paid for 2016	$1.00	$420,482	$403,420	$314,423	$250,000
Total incentive compensation paid for 2016	—	$160,650	$272,000	$175,500	—
50% portion of total incentive compensation paid in restricted stock (#) (3)	—	—	15,921	10,272	—

(1)	At the 2016 Annual Meeting, Stockholders voted on executive compensation as follows:

	Number of Shares Entitled to Vote	Voted For	Voted Against	Abstained
	14,586,623	13,640,928 (93.5%)	509,528 (3.3%)	436,167 (3.2%)

(2)	Messrs. Varello and Barzun did not participate in any incentive compensation plan for 2016.

(3)	One-half of the total incentive compensation paid for 2016 was paid in the form of restricted stock that vests on the third anniversary of the award date, February 10, 2017, as provided in the 2016 incentive compensation plan. The number of shares awarded is the dollar amount divided by the simple average of the closing prices of the Company's common stock in December 2016 ($8.542).

For more information about the named executive officers' stock awards, see the tables starting at Page 32 in the section entitled Compensation & Stock Tables.

Summary of Corporate Governance

The Board has adopted a set of governance guidelines that it reviews periodically to ensure that they reflect the Board's and the Company's needs, as well as current trends in corporate governance.

The following is a description of some of the main elements of the Company's corporate governance. A more detailed discussion can be found below under the heading The Board of Directors in the section entitled Board Governance beginning on Page 13:

•	Independence:

	o	Of the Company's current six directors, five are independent. If elected, Raymond F. Messer, a nominee but not non-incumbent director, will also be independent. The only non-independent director is the Company's Chief Executive Officer.

	o	The roles of Chairman and Chief Executive Officer are separate, and the Board's Chairman is an independent director.

	o	All members of the Board's standing committees are independent directors.

	o	No director has entered into any related-party transaction with the Company.

•	Declassification of the Board: At the 2017 Annual Meeting, the Board will have completed the process of declassifying directors so that all nominees at the Annual Meeting will be elected for one-year terms. See the section entitled Term of Office & Declassification of Directors under the heading Election of Directors (Proposal 1) on Page 4.

•	Majority Vote: Directors in uncontested elections are elected by a majority vote, with a director resignation procedure for incumbent directors who are nominated for re-election.

Proxy Statement Summary Page III

•	Meeting Attendance:

	o	In 2016, all directors attended, in the aggregate, more than 97% of the meetings of the Board and of the committees on which they served.

	o	All directors attended the 2016 Annual Meeting in person.

•	Executive Sessions: Executive sessions of independent directors are held at all four regularly-scheduled Board meetings and at other times as the need arises.

•	Financial Experts: Two of the three members of the Audit Committee are financial experts.

•	Stock Ownership Guidelines & Policies:

	o	Directors and executive officers are prohibited from hedging shares of the Company's common stock as well as from selling or pledging shares if to do so would violate the stock retention policy.

	o	Executive officers, depending on their position, are required to retain shares of the Company's common stock equal to a multiple of their base salaries.

	o	Directors are expected to hold shares of the Company's common stock with an acquisition value equal to five times their annual retainer.

	o	The Company's claw-back policy is applicable to incentive compensation paid irrespective of culpability, and applies to both cash and equity compensation.

•	Incentive Compensation: Incentive compensation for Company and divisional executives are based on the level of achievement of annual financial and individual performance goals, with the financial goals subject to caps and minimum achievement levels.

•	Golden Parachutes: The Company currently has no change-in-control severance provisions in effect with any officer of the Company; however, restricted stock awards vest in the event of a change in control of the Company.

•	Poison Pill: The Company has no stockholders rights plan (poison pill).

•	Board Operations:

	o	The Board and its committees perform a self-evaluation annually.

	o	For individual director evaluations, the Chair of the Corporate Governance & Nominating Committee confers with each director annually to solicit comments about nominations for election and re-election to the Board, and to permit each director to express any concerns about the functioning of the Board, its committees and its members. Any concerns about the Corporate Governance & Nominating Committee or its Chair are directed to the Chairman of the Board.

	o	At each of the Board's regularly-scheduled meetings, directors receive an assessment and/or an update on the Company's primary risk categories.

	o	Since 2011, the Company has conducted annual advisory votes on executive compensation.

Persons interested in communicating with the Board about their concerns, questions or other matters may do so as follows:

	By U.S. Mail to:		By E-mail to:
		Board of Directors — ℅ The Secretary	Reports@Lighthouse-Services.com
Sterling Construction Company, Inc.
1800 Hughes Landing Blvd. — Suite 250
The Woodlands, TX 77380

Proxy Statement Summary Page IV

STERLING CONSTRUCTION COMPANY, INC.

1800 Hughes Landing Boulevard

The Woodlands, Texas 77380

Telephone: (281) 214-0800

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

In this Proxy Statement, Sterling Construction Company, Inc. is sometimes referred to as the Company, and the Board of Directors of the Company is sometimes referred to as the Board. The Company is making this Proxy Statement, the form of proxy, and the Company's 2016 Annual Report on Form 10-K available to stockholders starting on March 17 , 2017 in connection with the solicitation of proxies by the Board for the 2017 Annual Meeting of Stockholders. The Annual Meeting will be held on Friday, April 28, 2017 at 8:30 a.m. local time at the Company's headquarters office at 1800 Hughes Landing Boulevard — Suite 250, The Woodlands, Texas 77380.

On March 17 , 2017, the Company mailed a Notice of Internet Availability of Proxy Materials (the Availability Notice) to stockholders of record on February 28, 2017 (the Record Date) and posted the proxy materials on the Company's website:

www.STRLco.com

as well as on the website provided in the Availability Notice:

http://www.astproxyportal.com/ast/04770

The Company is sending the Availability Notice to all stockholders of record instead of mailing them a printed set of the proxy materials to save postage and paper. As stated in the Availability Notice, if you wish to obtain a printed set of the proxy materials, you can do so without charge by requesting a copy either by telephone, by e-mail, or through either of the websites listed above, all as described in the Availability Notice.

On or about April 1, 2017, the Company plans to mail a second Availability Notice to stockholders that will be accompanied by a proxy card on which you can indicate how you wish your shares to be voted.

The Record Date. The Company has established February 28, 2017 as the Record Date. The persons or entities whose names appear on the records of the Company on that date as holders of the Company's common stock are entitled to notice of the Annual Meeting and to vote at the Annual Meeting, or at any adjournment of the meeting. On the Record Date, there were 25,051,045 shares of the Company's common stock outstanding.

Methods of Voting. As a holder of record of common stock of the Company on the Record Date, you may vote your shares either by coming to the Annual Meeting and voting in person, or by appointing someone to vote your shares for you by giving that person a proxy.

Voting in Person. To vote your shares in person, come to the meeting at the date, time and address set forth above in the Notice of the 2017 Annual Meeting, and you will be given a ballot on which you can vote your shares on each of the proposals.

However, if your shares are held for you in the name of your broker, bank or other nominee, evidence of your stock ownership on the record date, February 28, 2017 (such as a current letter from your broker, bank or other nominee, or a photocopy of your brokerage or other account statement for February 2017) must be presented at the meeting in order for you to vote your shares in person.

Voting by Proxy. In this Proxy Statement, you are being asked to appoint each of Milton L. Scott, the Chairman of the Board of Directors; Ronald A. Ballschmiede, the Company's Chief Financial Officer; and Roger M. Barzun, the Company's General Counsel, as your proxy to vote your shares in the way you direct, both at the Annual Meeting and at any adjournment of the meeting. Stockholders have the option to vote by proxy in three ways, all of them described in the Availability Notice:

•	Via the Internet: You may vote via the Internet by following the instructions in the Availability Notice.

•	By Telephone: You may vote by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from a foreign country using a touch-tone telephone, and by following the instructions given to you. You should have your proxy card with you when you make the call so that you can provide the numbers found on your proxy card when asked to do so.

•	By Mail: You may vote by mail by obtaining a printed copy of the proxy card in the manner described in the Availability Notice. You may then complete, sign, and date the proxy card and mail it to the Company in the envelope that will have been provided to you with the proxy card.

If your shares are held in the name of a bank, a broker or by another nominee holder of record, please refer to the information provided to you by the nominee about your voting options.

If you vote by proxy, your shares will be voted as you direct if —

•	Your proxy is properly completed;

•	Your proxy is received before the Annual Meeting; and

•	Your proxy is not revoked by you before the voting.

If you do not specify on your proxy how you want your shares voted, they will be voted in the following ways:

FOR	the election of the seven nominees for a term of one year (Proposal 1).

FOR	the amendment of Article IV of the Company's Certificate of Incorporation to increase the Company's authorized shares from 28 million to 38 million (Proposal 2).

FOR	the amendment of Article VI of the Company's Certificate of Incorporation to provide for the removal of directors without cause (Proposal 3).

FOR	the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2017 (Proposal 4).

FOR	the approval of the compensation of the Company's named executive officers as set forth in this Proxy Statement (Proposal 5) (an advisory vote).

FOR	"every one (1) year" as the frequency for the Company to hold a stockholder vote on executive compensation (Proposal 6) (an advisory vote).

The Board does not know of any other proposal that will be presented for consideration at the Annual Meeting.

Revocation of a Proxy. You may revoke a proxy you have already given in any one of the following three ways:

•	By sending to the Secretary of the Company, at the Company's address set forth above, a written statement that you wish to revoke your proxy;

•	By submitting another proxy dated later than a previous proxy; or

•	By attending the Annual Meeting in person and notifying the chair of the meeting that you wish to vote in person.

Quorum, Vote Required & Method of Counting

The Quorum for the Meeting. A quorum must be present in order to hold the Annual Meeting. A quorum consists of the holders of a majority of the shares of outstanding common stock who are present in person or represented by proxy at the meeting and entitled to vote. Each share of common stock entitles the record holder to one vote on each of the matters to be voted on at the Annual Meeting. When shares are held in "street" name, meaning held by a bank, broker or other nominee, and the nominee indicates on its proxy that because it has not received directions on how to vote the shares, or it does not have the discretionary authority to vote the shares on a particular proposal, it is referred to as a broker non-vote.

Vote Required & Method of Counting.

Proposal 1.	To be elected a director, a nominee must receive more votes for his or her election than against it. Because the election of a nominee does not require a minimum number of votes, abstentions and broker non-votes will have no effect on the voting for the election of directors.

Proposals 2 & 3.	The approval of the two amendments of the Company's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company. As a result, an abstention and broker non-vote will have the affect of a vote against the proposal.

Proposal 4.	The ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2017 requires the affirmative vote of the holders of a majority of the shares of common stock who are present in person or represented by proxy at the Annual Meeting and who are entitled to vote on that proposal. Abstentions will have the effect of votes against the proposal. Brokers are entitled to vote on this proposal in the absence of direction on how to vote the shares from their beneficial holders.

See also the information below under the heading Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal 4) for the effect of your vote on this proposal.

Proposals 5 & 6.	The advisory vote to approve the compensation of the named executive officers and to select the frequency with which the Company should hold advisory votes on executive compensation also requires the affirmative vote of the holders of a majority of the shares of common stock who are present in person or represented by proxy at the Annual Meeting and who are entitled to vote on that proposal. Abstentions will have the effect of votes against the proposal, but broker non-votes will not be counted as, by definition, they are not entitled to vote.

The Solicitation of Proxies & Expenses. In addition to the solicitation of proxies by means of this Proxy Statement, directors, officers and employees of the Company and a third-party solicitation agent may solicit proxies using personal interviews, telephone calls, facsimile transmissions and e-mails. The cost of the proxy solicitation agent retained by the Company, Georgeson Inc., will be borne by the Company and is anticipated to be no more than $10,000 plus reimbursement of out-of-pocket expenses. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit votes from their customers who are beneficial owners, but not record holders, of common stock, and to forward or make available proxy solicitation materials to those beneficial owners. The Company will reimburse them for the reasonable out-of-pocket expenses they incur in doing so, and will pay the expenses of printing and mailing this Proxy Statement, the form of proxy, the Availability Notice, the Company's 2016 Annual Report on Form 10-K, and any other solicitation materials.

The 2016 Annual Report. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission (SEC) contains financial statements and other information of interest to stockholders. Stockholders may obtain a copy of the 2016 Annual Report in the same manner as they may obtain a copy of the other proxy solicitation materials.

ELECTION OF DIRECTORS (Proposal 1)

Term of Office & Declassification of Directors. With the 2017 Annual Meeting, the process of declassifying directors that was started at the 2015 Annual Meeting is complete. As a result, nominees that are elected will serve a one-year term. The Bylaws of the Company permit the Board to determine from time to time the number of directors serving on the Board. The Board has set the size of the Board at seven directors.

To be elected, a director must receive more votes for his or her election than against it.

the board of directors recommends that stockholders vote for each director nominee

The Nominees; Independence.

Each of the nominees listed below has been nominated by the independent directors of the Board and has stated a willingness to serve if elected. If any nominee is unable to serve, the proxy holders may vote for a substitute nominee. The Board has no reason to believe that any of the nominees will be unable to serve.

A proxy cannot be voted by the proxy holders for more persons than the number of nominees named in this Proxy Statement. Information about the number of shares of common stock of the Company owned by the nominees can be found below under the heading Stock Ownership Information.

The table below shows certain information about the nominees. All of them satisfy the Nasdaq Stock Market's definition of an independent director except for Mr. Varello, who, as the Company's Chief Executive Officer and as an employee of the Company, is not considered independent.

Nominees	Current Position	Committee Assignment(1)	Age	Director Since	Year Term Expires
Marian M. Davenport	Director	Compensation	63	2014	2017
		Corporate Governance*
Maarten D. Hemsley	Director	Audit	67	1998	2017
		Corporate Governance
Raymond F. Messer	N/A	N/A	69	N/A	2017
Charles R. Patton	Director	Compensation	57	2013	2017
Richard O. Schaum	Director	Audit	70	2010	2017
		Compensation*
Milton L. Scott	Director,	Audit*	60	2005	2017
	Chairman	Corporate Governance
Paul J. Varello	Director,	—	73	2014	2017
	Chief Executive Officer

(1)	The full names of the committees are the Audit Committee, Compensation Committee, and Corporate Governance & Nominating Committee.

*	An asterisk indicates that the director is the Chair of the committee.

Background & Skills of the Nominees

Marian M. Davenport

Executive Director, Genesys Works — Houston,

a nationally-recognized nonprofit organization that trains and employs economically disadvantaged high school students to work as professionals in major corporations during their senior year.

Ms. Davenport has served in the above capacity since March 2013. From September 2004 to March 2013, Ms. Davenport was associated with Big Brothers Big Sisters, a non-profit organization that provides one-to-one mentoring for children. She held various positions in its affiliated organizations, including serving from September 2004 to June 2010 as President & Chief Executive Officer of Big Brothers Big Sisters of Greater Houston, and from June 2010 to March 2013 as Senior Vice President, Operations and Capacity Building of Big Brothers Big Sisters Lone Star. From April 1997 to December 2002, Ms. Davenport was employed by Dynegy Inc., a publicly-traded company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution. She joined Dynegy as General Counsel, Commercial Development and rose to the position of Senior Vice President, Legislative and Regulatory Affairs.

Experience, Qualifications, Attributes & Skills. Ms. Davenport brings to the Board her background as a lawyer, with experience in corporate governance and securities compliance, having served as general counsel of a public company. In addition, she has extensive experience as an executive in the energy industry as a result of managing the development of large natural gas-fired power plants and where she served as a change agent to improve performance of critical company functions, including human resources. Ms. Davenport's more recent career in the non-profit sector providing mentoring and workforce development opportunities for disadvantaged youth brings a new perspective and expertise to the Company, which is in an industry where finding competent candidates for employment at all levels is more and more competitive. In sum, Ms. Davenport's extensive background in both the for-profit and non-profit sectors brings cognitive diversity to the Board and the committees on which she serves. Ms. Davenport holds a Bachelor of Arts degree, Liberal Arts and Sciences, from The Colorado College, of Colorado Springs, Colorado, and a JD degree from the University of Denver, College of Law, in Denver, Colorado. Ms. Davenport is a member of the bar of Texas.

Maarten D. Hemsley

Founder, Chairman and President of New England Center for Arts & Technology, Inc. (NECAT),

a career-directed educational non-profit serving resource-limited adults and youth in Boston, Massachusetts.

Mr. Hemsley founded NECAT in 2010. Before that, he was the Company's President and Chief Operating Officer from 1988 until 2001, and its Chief Financial Officer from 1998 until 2007. From 2001 until March 2012, when he retired, Mr. Hemsley was a consultant to, or employee of, Harwood Capital LLP (Harwood) (formerly JO Hambro Capital Management Limited) an investment management company based in the United Kingdom. During that period, Mr. Hemsley served as a Fund Manager, Senior Fund Manager and Senior Advisor to several investment funds managed by Harwood.

Other Directorships. From 2003 until February 2016, Mr. Hemsley was a director of Sevcon, Inc., a public company that manufactures electronic controls for electric vehicles and other equipment, and of a number of privately-held companies in the United Kingdom.

Experience, Qualifications, Attributes & Skills. Mr. Hemsley has extensive financial experience and managerial skills gained over many years, including as Chief Financial Officer of the Company for nine years and as its President for thirteen years; through his recent position managing investment funds; and his responsibilities during his career as chief financial officer of several medium-sized public and private companies in a variety of business sectors in the U.S. and Europe. His knowledge of the Company derived from more than twenty-five years of service, as well as his analytical skills honed as a fund manager in making investment decisions and overseeing the management of a wide range of portfolio companies, enable him to contribute to the Board's oversight of the Company's business, its financial risks, its executive compensation arrangements, the risks inherent in its acquisition program, and in post-acquisition integration issues. Mr. Hemsley is a Fellow of the Institute of Chartered Accountants in England and Wales.

Raymond F. Messer

Director of Design-Build and Senior Principal, Walter P Moore, a private international company that provides structural, diagnostic, civil, traffic, parking, transportation, water resources and Intelligent Transportation Systems (ITS) engineering services.

Mr. Messer is the immediate past President, Chief Executive Officer and Chairman of Walter P Moore, which he joined in November, 1981. From November 1981 to February 1984 he was the Director of pre-stressed concrete design. In February 1984, he was named the Manager of Walter P Moore’s Tampa, Florida office, a position he held until July 1993 when he was named the firm's President and Chief Executive Officer. He served in that role until January 2015. Mr. Messer joined Walter P Moore's Board of Directors in April 1986 and served from June 1998 to April 2015 as Chairman. After having served for more than 21 years as President and Chief Executive Officer, in January 2015, Mr. Messer implemented Walter P Moore’s leadership transition plan and took the role of Director of Design-Build, both to remain available for consultation with his successor and to establish a better presence for the firm in the design-build construction market. Mr. Messer intends to retire from the firm in June 2017. Prior to joining Walter P Moore, Mr. Messer served in various roles of increasing responsibility at Exxon Research and Engineering, HNTB Corporation, Bechtel Corporation, and VSL International Ltd.

Mr. Messer is a Licensed Professional Engineer in Texas, Florida, Georgia and New York. He holds a Bachelor of Arts in Mathematics from Carroll College, Helena Montana, and both a Bachelor of Science in Civil Engineering and a Master of Science in Engineering Mechanics from Columbia University.

Directorships. Mr. Messer serves on the board of Kennedy/Jenks Consultants, a private environmental and water resources engineering company, where he chairs the nominating and compensation committees. He also serves on the boards of Central Houston, Inc. an organization that works to plan the cultural and economic growth of Houston, Texas, and Genesys Works – Houston, a nonprofit organization that trains and employs economically disadvantaged high school students to work as professionals. He has also served on the national executive committee of the American Council of Engineering Companies.

Experience, Qualifications, Attributes & Skills. In addition to his engineering degrees, Mr. Messer will bring to the Board over 40 years of practical experience in engineering design, project management and construction, all matters that relate directly to the Company's construction businesses. During his tenure as President and Chief Executive Officer of Walter P. Moore, he also acquired leadership, managerial and corporate governance skills that will contribute to the Board’s industry-specific expertise and ability to fulfill its responsibilities. In addition, the variety of his private and not-for-profit board experience enables him to bring to the Company valuable strategic insights into board matters generally.

Charles R. Patton

Executive Vice President — External Affairs American Electric Power Company, Inc. (AEP)

one of the largest electric utilities in the U.S., serving nearly 5.4 million customers in 11 states.

As Executive Vice President — External Affairs of AEP, Mr. Patton is responsible for leading AEP's customer services, communications, federal public policy and corporate sustainability initiatives. From June 2010 until January 2017, Mr. Patton served as President & Chief Operating Officer of Appalachian Power Company, an electric utility serving approximately one million customers in West Virginia, Virginia and Tennessee with responsibility for distribution operations and a wide range of customer and regulatory relationships. Appalachian Power Company is a unit of AEP. From June 2008 to June 2010, Mr. Patton served as Senior Vice President of Regulatory Policy and subsequently Executive Vice President of AEP's Western Utilities where he was responsible for oversight of utilities in Texas, Louisiana, Arkansas and Oklahoma. Prior to that, from May 2004 to June 2008, Mr. Patton was President and Chief Operating Officer of AEP Texas, and held various other executive roles, with responsibility for external affairs in Texas and in the Southwestern region of AEP. Before joining AEP in December 1995, Mr. Patton spent nearly 11 years in the energy and telecommunications business with Houston Lighting & Power Company.

Other Directorships. Mr. Patton served as a director of the Richmond Federal Reserve Bank from January 2014 through 2016.

Experience, Qualifications, Attributes & Skills. As evidenced by his biographical data, above, Mr. Patton has extensive experience in the utilities industry combined with high-level management experience, both of which benefit the Board in its deliberations by bringing a different perspective than any other director. Mr. Patton received a bachelor’s degree (cum laude) from Bowdoin College in Brunswick, Maine, and a master’s degree from the LBJ School of Public Policy at the University of Texas in Austin.

Richard O. Schaum

General Manager, 3rd Horizon Associates LLC,

a technology assessment and development company.

Mr. Schaum has served in the above capacity since May 2003. From October 2003 until June 2005, he was also Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. and led its vehicle systems development group. Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation. From January 2000 until his retirement in March 2003, he was Executive Vice President, Product Development.

Other Directorships. Mr. Schaum is currently a director of BorgWarner Inc., a publicly-traded company that manufactures and sells technologies for engines and drive trains, and Gentex Corporation, a publicly-traded company that manufactures and sells automotive electro-chromic dimming mirrors, windows, camera-based driver assist systems, and commercial fire protection products.

Experience, Qualifications, Attributes & Skills. Mr. Schaum has extensive executive and management experience at all levels in a Fortune 100 company, and knowledge of, and interest in, corporate governance matters, gained while on the board of a Fortune 500 company. In addition, his technical background and his operating experience at all levels of management contribute to the breadth and depth of the Board's deliberations. Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President from 2007 to 2008. He earned a B.S. in Mechanical Engineering from Drexel University and an M.S. in Mechanical Engineering from the University of Michigan.

Milton L. Scott

Chairman and Chief Executive Officer of the Tagos Group, LLC (Tagos),

a company that provides expertise in Supply Chain Advisory Services and Anti-Corrosion Technology. It also holds an investment in cement technology.

Mr. Scott was elected Chairman of the Board of Directors in March 2015, and he remains Chair of the Audit Committee. He has served as Chairman and Chief Executive Officer of Tagos since April 2007. From October 2012 to November 2013, Mr. Scott was also the Chairman and Chief Executive Officer of CorrLine International, LLC (CorrLine), a private company that manufactured CorrX, a surface decontamination product that treats and destroys the primary cause of premature coating failures. CorrLine was placed into involuntary Chapter 7 bankruptcy in August 2014, and in October 2014, Tagos purchased the assets of CorrLine and placed them in a subsidiary of Tagos, TGS Solutions, LLC, of which Mr. Scott is Chairman and Chief Executive Officer. Mr. Scott was previously associated with Complete Energy Holdings, LLC, a company of which he was Managing Director until January 2006, and which he co-founded in January 2004 to acquire, own and operate power generation assets in the United States. From March 2003 to January 2004, Mr. Scott was a Managing Director of The StoneCap Group, an entity formed to acquire, own and operate power generation assets. From October 1999 to November 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution. From July 1977 to October 1999, Mr. Scott was a partner with the Houston office of Arthur Andersen LLP, a public accounting firm, where from 1996 to 1999, he served as partner in charge of the Southwest Region Technology and Communications practice.

Other Directorships. Mr. Scott is Chairman and Chief Executive Officer of TGS Solutions, LLC, a private company that manufactures Corrx, a surface decontamination product that treats and destroys the primary cause of premature coating failures. He is also Chairman of Inea International, Ltd. (Inea), a private company that through its wholly-owned subsidiary, VHSC Cement, LLC, has developed a technology that enables the creation of a product that competes with Portland Cement. Tagos has an equity investment in Inea.

Past Directorships. Mr. Scott was lead director of W-H Energy Services, Inc. (then a publicly-traded company in the oilfield services industry) from October 2000 until the company was sold in August 2008 .

Experience, Qualifications, Attributes & Skills. Mr. Scott has many years of experience as an audit partner at a large public accounting firm; leadership, managerial and corporate governance skills acquired during his tenure as a senior executive at a Fortune 500 company; and entrepreneurial skills developed through the founding of several companies in the energy service and technology sectors. He has also served as a chief executive officer of private companies and as a lead director at a public company. Mr. Scott's background and experience enable him to bring to the Board and its deliberations a broad range and combination of valuable insights as well as leadership skills, particularly in his role as Chairman of the Board and Chair of the Audit Committee.

Paul J. Varello

Chief Executive Officer of the Company.

Mr. Varello is the Founder and President of Commonwealth Projects, LLC, a project development company specializing in the development of a liquefied natural gas (LNG) facility in Cameron, Louisiana. He is the former Founder and Chairman of Commonwealth Engineering & Construction, LLC (CEC), an engineering and construction management company specializing in the design and construction of capital projects for the oil & gas, refining, LNG, power, and related energy industries, which he sold in January of 2014.

Prior to founding CEC in May 2003, Mr. Varello was Senior Partner of Varello & Associates, a company that provided technical assessments, economic evaluations, estimates and constructability reviews to project lenders, plant operators and engineering companies from September 2001 to May 2003. From May 1990 to September 2001, Mr. Varello was Chairman of the Board and Chief Executive Officer of American Ref-Fuel Company of Houston, Texas. The company was a joint venture of two publicly-traded companies formed to develop, own and operate plants that converted solid municipal waste into energy. For the eighteen years prior to 1990, Mr. Varello was with Fluor Corporation, a Fortune 500 company that provides engineering, procurement, construction, maintenance, and project management services to a wide range of global clients. Mr. Varello started with Fluor as a project construction manager and rose to the position of President of the Process Sector.

Prior Directorships. From 2005 to 2012, Mr. Varello was a director of Sims Metal Management Limited (NYSE: SMS and ASX: SGM), a global recycler of metals and electronics, headquartered in Sydney, Australia. From 1992 to 1999, he served on the board of Ryland Group, Inc. (NYSE: RYL), a homebuilder and a mortgage-finance company located in the United States.

Experience, Qualifications, Attributes & Skills. Mr. Varello's background encompasses a diversity of experience in engineering, construction, executive management and board service that enhances both the scope and breadth of the Board's expertise as a group, thereby contributing to the overall performance of the Board's responsibilities. He is a Registered Professional Engineer in California, Texas and Louisiana, and holds a Bachelor of Civil Engineering from Villanova University. He is also a graduate of Harvard Business School's Advanced Management Program.

AMENDMENT OF ARTICLE IV OF THE CERTIFICATE OF INCORPORATION (Proposal 2)

Adoption of the Amendment. On November 4, 2016, the Board of Directors adopted, subject to the approval of the stockholders, an amendment of Section 4.1(b) of Article IV of the Company's Certificate of Incorporation (charter) to increase the number of shares of common stock that the Company is authorized to issue from 28 million shares to 38 million shares. In accordance with the Delaware General Corporation Law (DGCL), the Board has declared the amendment to be advisable.

The amended Section 4.1(b) reads as follows:

[4.1] "(b) The number of shares of Common Stock that the Corporation has authority to issue is thirty-eight million (38,000,000) with a par value of one cent ($0.01) per share."

Reasons for the Amendment. At February 28, 2017, the Company had approximately 25 million shares of common stock outstanding which includes the shares reserved for issuance under the Company's Stock Incentive Plan. With approximately 90% of the total number of shares currently authorized for issuance outstanding or reserved, only approximately 2.8 million shares remain available for issuance. This limits the Company's flexibility if shares are needed for raising funds, for acquisitions, or for other, general corporate purposes such as the recently-announced acquisition of Tealstone Construction and new anticipated financing . If the amendment is approved, the Company will have more than 12 million shares available for issuance for these purposes. The Board of Directors believes that an increase in the number of authorized shares is advisable so that the Company will have enough shares to pursue an acquisition strategy, to raise capital, and for other corporate purposes.

The Company has grown through acquisitions and seeks to have a portion of the acquisition purchase price payable in shares of common stock so that the seller has an incentive to support and contribute to the success of the Company after the acquisition, whether or not the seller remains part of the Company.

Effect of the Issuance of Newly-Authorized Shares. The issuance by the Company of additional shares of common stock would have the effect of diluting the percentage ownership of current stockholders of the Company. In addition, in the absence of a proportionate increase in the Company’s earnings and book value, an increase in the number of outstanding shares of common stock would dilute the earnings per share and book value per share of outstanding shares of common stock.

The Board of Directors recommends that stockholders vote for the approval of the Amendment of Section 4.1(b) of Article IV of the Certificate of Incorporation

AMENDMENT OF ARTICLE VI OF THE CERTIFICATE OF INCORPORATION (Proposal 3)

Adoption of the Amendment. Under the Delaware General Corporation Law (DGCL), only a board with classified directors can provide that directors may only be removed for cause, and Section 6.4 (Removal of Directors) of Article VI of the Company's charter contains that provision. Until the 2017 Annual Meeting, the Company had classified directors. At the 2014 Annual Meeting, stockholders approved an amendment to the charter to phase out the classified board over three years beginning with the 2015 Annual Meeting. As a result, at the 2017 Annual Meeting, the Board's directors will no longer be classified.

Therefore, in order to bring the charter into compliance with Delaware law, on November 4, 2016, the Board voted to amend Section 6.4 to eliminate the requirement for cause in the removal of directors. The amended section reads as follows:

"6.4         Removal of Directors. Subject to the rights of the holders of any outstanding series of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class."

If the amendment is not approved, Section 6.4 will remain out of compliance with Delaware law, but directors may nevertheless be removed with or without cause.

Pursuant to the DGCL, the Board of Directors has declared the amendment of Section 6.4 of Article VI to be advisable.

Required Approval and Effective Date of the Charter Amendments in Proposals 2 and 3. The approval of an amendment to the charter requires the affirmative vote of the holders of at least a majority of the Company's outstanding shares of common stock. At February 28, 2017 the record date for the 2017 Annual Meeting, there were 25,051,045 shares of common stock outstanding. An amendment approved by stockholders will become effective when it is filed with the Secretary of State of the State of Delaware, which the Company intends to do promptly after the 2017 Annual Meeting. However, in accordance with the DGCL, notwithstanding the authorization of the proposed amendments by the stockholders, the Board is permitted to abandon either or both amendments without further action by the stockholders, but it has no intention of doing so.

The Board of Directors recommends that stockholders vote for the approval of the Amendment of Section 6.4 of Article VI of the Certificate of Incorporation

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 4)

Pursuant to its charter, the Audit Committee is responsible for the appointment of the Company's independent registered public accounting firm. The Audit Committee has selected Grant Thornton LLP to perform the audit of the Company's 2017 financial statements. Grant Thornton was also the Company's 2016 independent registered public accounting firm.

The Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interests of the Company and its stockholders. The Board is asking stockholders to ratify the selection of Grant Thornton as a matter of good corporate practice, although ratification is not required by law or by the Company's Bylaws, and the vote is not binding on the Audit Committee. There is information about Grant Thornton's fees below under the heading Information About Audit Fees & Audit Services.

The ratification of the selection of Grant Thornton requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy at the meeting and who are entitled to vote on this proposal.

the Board of Directors recommends that stockholders vote for the ratification of the selection of Grant Thornton LLP

APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION FOR 2016 (an advisory vote) (Proposal 5)

Current SEC regulations require the Company to solicit an advisory stockholder vote on the compensation of the executive officers of the Company who are listed below in the section entitled The Executive Officers under heading Executive Compensation. The advisory vote, as described below, is commonly referred to as say-on-pay. The vote is not binding on the Company.

At the 2016 Annual Meeting, the holders of common stock present in person or represented by proxy at the meeting and who were entitled to vote on the Company's 2015 executive compensation voted as follows:

Number of Shares Entitled to Vote	Voted For	Voted Against	Abstained
14,586,623	13,640,928 (93.5%)	509,528 (3.3%)	436,167 (3.2%)

In determining how to vote on the Company's 2016 executive compensation, stockholders should take into account all of the disclosures in this Proxy Statement that relate to the compensation of executives. That information includes a discussion and tables that are found below under the heading Executive Compensation, as well as an explanation of why and how the types and levels of executive compensation were determined.

In the event that stockholders do not approve executive compensation, the Compensation Committee of the Board will review its decisions on compensation structure and levels, as well as the comparability of the executives' compensation to that of a peer group of companies, before deciding whether to make any changes in the compensation of one or more of the executives. The affirmative vote of the holders of a majority of the shares of common stock who are present in person or represented by proxy at the Annual Meeting and who are entitled to vote on this proposal is required to approve executive compensation.

The Board of Directors recommends that stockholders vote for the approval of named executive officer compensation pursuant to the following resolution:

Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below under the heading Executive Compensation, is hereby approved on a non-binding, advisory basis.

THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION (an advisory vote) (Proposal 6)

In addition to the approval of executive compensation, current SEC regulations also require the Company to solicit a stockholder vote on the frequency with which the Company should conduct a vote on executive compensation. The vote is commonly referred to as say-on-frequency. At a minimum, the vote on executive compensation must be held at least every three years, and the vote to select the frequency of voting on executive compensation must be held every six years. Stockholders may vote to hold the vote on executive compensation each year, every two years, or every three years, or they may abstain from voting. It should be noted that stockholders are not voting to approve or disapprove the Company's frequency recommendation, but will vote on which of the three frequency choices they prefer. The vote is advisory in nature and therefore does not bind the Company. At the 2011 Annual Meeting, stockholders voted as follows for the frequency of executive compensation votes:

Every One Year	Every Two Years	Every Three Years	Abstained
11,232,700 (92.2%)	20,223 (0.2%)	869,492 (7.1%)	57,379 (0.5%)

In accordance with the 2011 vote, and as the Board recommended at the time, the Company has held say-on-pay votes annually. The next advisory vote on say-on-pay after the 2017 Annual Meeting will depend on the outcome of the say-on-frequency vote at the 2017 Annual Meeting. The Company believes that a vote every year will enable the Compensation Committee to take into account stockholders' approval or disapproval of executive compensation prior to renegotiating any new compensation arrangements.

In the event that stockholders elect to hold the vote on executive compensation every two or three years, the Board will honor that determination. The affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Annual Meeting is required to select the frequency of stockholder votes on executive compensation.

the board recommends that stockholders vote "for every one (1) year" as the frequency for holding a stockholder vote on executive compensation

THE BOARD OF DIRECTORS

Communicating with the Board. Stockholders and other interested parties may communicate with the whole Board, the Chairman of the Board, or with any independent director by sending the communication as follows:

By U.S. Mail:

℅ The Secretary

Sterling Construction Company, Inc.

1800 Hughes Landing Blvd. — Suite 250

The Woodlands, TX 77380

or

By E-mail to the Secretary at: Reports@Lighthouse-Services.com

The Secretary will give the communication to the directors when received unless it is frivolous. If the communication is voluminous, the Secretary will summarize it and furnish the summary to the Board.

Board Governance.

The Board has adopted a set of governance guidelines, some of which are referred to elsewhere in this Proxy Statement. The full set of Board Governance Guidelines can be found on the Company's website, www.STRLco.com, on the Investor Relations page under Corporate Governance.

Independence. The Board is currently made up of six directors, five of whom are independent. All members of the standing committees of the Board are independent directors as required by the Board's Governance Guidelines. Raymond F. Messer, who is a nominee but not an incumbent director, if elected, will also qualify as an independent director. Mr. Varello, Chief Executive Officer of the Company, is the only director who is not considered independent because he is an employee of the Company.

Leadership Structure. For the short period between February 1 and March 9, 2015, Mr. Varello was the Company's Chairman of the Board and acting Chief Executive Officer. As a result of his election as Chief Executive Officer on a more permanent basis and his execution of a three-year employment agreement with the Company, Mr. Varello resigned as Chairman of the Board. Milton L. Scott, who is the Chair of the Audit Committee, was elected Chairman in his place. The Company believes that the separation of the roles of Chairman and Chief Executive Officer, as required by the Board Governance Guidelines, is appropriate in order to enhance the independence of the Board. It separates the operational leadership role of the chief executive from the fiduciary leadership role of the Board.

Declassification of Directors. As described above under the heading Election of Directors (Proposal 1), the process of phasing out the classification of directors is complete so that at the 2017 Annual Meeting, all director terms of office are for one year.

Election of Directors by Majority Vote. In order to be elected a director, a nominee must receive more votes for his or her election than against it, which is commonly referred to as a majority vote. Because a director is elected for a specified term and until his or her successor is elected and qualified, an incumbent director who is nominated for re-election, but fails to receive a majority vote, would remain a director because no successor had been elected. To cure this problem, each incumbent director, as a condition to being nominated for re-election, must, in advance of the Annual Meeting, submit a resignation that becomes effective if he or she does not receive the required vote, and if the Board accepts the resignation. Before the Board makes a determination on accepting or rejecting the resignation, the Corporate Governance & Nominating Committee considers the matter and makes a recommendation to the Board. Each of the nominees has furnished the Board with the required contingent resignation.

Directors' Attendance at Meetings in 2016. During 2016, the Board held 20 meetings; the Audit Committee held seven meetings; the Compensation Committee held five meetings; and the Corporate Governance & Nominating Committee held five meetings. The meetings were held in person or by conference telephone call. During 2016, each incumbent director attended, in the aggregate, at least 97.3% of the meetings of the Board and of the committees on which he or she served. All directors attended the 2016 Annual Meeting in person. The Company's policy is to schedule Annual Meetings to coincide with a regular Board meeting so that directors can attend the Annual Meeting without the Company incurring the extra travel and related expenses of a separate meeting.

Stock Ownership Guidelines & Policies.

•	Hedging of Company Stock. Directors, executive officers, officers of the Company's majority-owned subsidiaries, as well as any employee of the Company or its subsidiaries to whom the Company has awarded shares of common stock, are prohibited from hedging the value of their shares, however acquired.

•	Pledging Shares & Share Retention. This policy prohibits officers from selling or pledging their shares of the Company's stock if, after giving effect to the sale or pledge, the market value of the number of unpledged shares then held by the officer would be —

In the case of an Executive Officer of the Company, less than two times his or her annualized base salary; and

In the case of a president, chief executive, or a vice president of one of the Company's majority-owned subsidiaries, less than one times his or her annualized base salary.

The policy does not apply to stock purchased in the open market prior to January 1, 2011.

•	Directors. Under the Board Governance Guidelines, within five years of initial election to the Board, each non-employee director is expected to own shares of the Company's common stock equal in value to five times the annual cash retainer payable to directors. Market value is determined by the acquisition price or the closing market price at the time of acquisition, as the case may be. See the section below entitled Director Compensation. All directors with five or more years of service on the Board have met this requirement.

In the event of an increase in the annual retainer, the Corporate Governance & Nominating Committee will review this guideline to determine if there is a need for a change to reflect the increase.

Claw-Back Policy. The Company's Claw-Back Policy applies to all bonuses, incentive compensation and the like that have been paid to an employee of the Company (whether in cash, in equity, or both) that were based on financial statements that are subsequently restated. If necessary, the compensation is adjusted so that the employee will have received no more and no less than the amount that he or she would have received had the financial statements been restated before the amount of the compensation was determined. The policy applies to all such compensation paid to an employee, whether or not the employee was culpable with respect to the error, event, act or omission that caused the restatement to be made.

Board Evaluations. Directors conduct an annual evaluation of the performance of the Board and its committees. Questionnaires are sent to each Board member and committee member. Replies are anonymous and are collected and summarized by the Chair of the Corporate Governance & Nominating Committee. The summary is then discussed by the independent directors in an executive session held for the purpose. Any areas of Board or committee performance that are identified as needing improvement or change are considered by the Corporate Governance & Nominating Committee, which then makes a recommendation to the Board on the matter.

In addition, the Chair of the Corporate Governance & Nominating Committee confers each year with each director individually to solicit comments about nominations for election and re-election to the Board, and to permit each director to express any concerns about the functioning of the Board, its committees and its members. Any comments a director may have about the Corporate Governance & Nominating Committee and its Chair are directed to the Chairman of the Board.

The Board's Risk Oversight. Directors identify and exercise oversight of the Company's material risks acting as the whole Board as well as through its three standing committees. At each of the Board's regularly-scheduled meetings, directors receive a briefing and an assessment of the Company's risks as they relate to:

•	Safety
•	Crisis management
•	Construction joint ventures
•	Information technology
•	Compensation

Risk Oversight by Board Committees. Each standing committee of the Board shares the risk oversight responsibility as shown in the table below:

Board of Directors

Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee
Financial liquidity	Executive compensation	Board organization
Covenant compliance	Incentive compensation	Board membership
Accounting		Board governance
Internal controls
Legal compliance
Related-party transactions

The Audit Committee. In furtherance of its risk oversight responsibility, the Audit Committee provides for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting, auditing and any other matters. These submissions are collected by an independent organization specializing in those services, and are conveyed to the Chair of the Audit Committee, to the Company's Chief Compliance Officer, and to the Company's General Counsel.

The Compensation Committee. More information about the Compensation Committee and compensation risk can be found below in the section entitled Compensation Policies & Practices — Risk Management under the heading Executive Compensation.

The Corporate Governance & Nominating Committee. The Corporate Governance & Nominating Committee addresses some of its risk oversight responsibilities through identifying and recommending for nomination well-qualified independent directors; through the periodic review of the Board Governance Guidelines; and by conducting annual Board self-evaluations, and through the Chair of the Committee, individual director evaluations.

Selecting Director Nominees. The Board's Corporate Governance & Nominating Committee has the responsibility, among others, to identify and recommend for nomination by the Board (including by a majority of independent directors) qualified candidates for election as director.

The Corporate Governance & Nominating Committee has voted to recommend to the Board the nomination for re-election of Ms. Davenport and Messrs. Hemsley, Patton, Schaum, Scott and Varello, whose current terms expire at the 2017 Annual Meeting as well as Raymond F. Messer, who is not an incumbent director . If elected , all directors will serve for a one-year term .

Information about the background and qualifications of the nominees is set forth above in the section entitled Background & Skills of the Nominees under the heading Election of Directors (Proposal 1).

The Corporate Governance & Nominating Committee has not specified any minimum qualifications for serving on the Board, but seeks to achieve a Board that is composed of individuals who have experience that is relevant to the needs of the Company, who have a high level of professional and personal ethics, and who contribute to the cognitive diversity of the Board, including business experience, public sector experience, professional training, public and private offices held, geographical representation, race, gender and age, among other considerations. Experience in the construction industry and in one or more of engineering, transportation, finance and accounting, corporate governance, senior management, and public sector matters are considered particularly valuable. An independent director candidate is expected to be committed to enhancing stockholder value, and to have sufficient time to carry out the duties of a director, both on the full Board and on one or more of its standing committees.

The Corporate Governance & Nominating Committee periodically assesses the strengths, experience and skills of the independent directors to determine if there is a gap in the skills or experience that the Board should seek to fill. Given the Company's size, the Committee realizes that it is difficult to achieve a Board with broad diversity. Whenever it is determined that replacement directors or additional directors are needed, the Corporate Governance & Nominating Committee will perform a similar assessment. The Committee has not established a policy or particular methodology regarding the consideration of director candidates recommended by stockholders.

In late 2016, the Committee conducted the gap analysis of the skills of current directors referred to above and concluded that the Board would benefit from additional experience in construction, engineering and/or construction operations.

The Committee then developed a specification for this type of candidate and sought and reviewed referrals from current board members, Company executives and advisors. Candidates' résumés were reviewed and the field was narrowed to several leading candidates. These candidates were first interviewed by telephone and then in person by members of the Committee as well as by other independent directors and senior management using interview questions and an evaluation form that the Committee had developed. The Committee reviewed the evaluations and unanimously agreed that Raymond F. Messer had the experience, qualifications, attributes and skills that Committee was seeking.

If a stockholder wishes to recommend a person as a candidate for nomination as a director, the stockholder should follow the procedure for communicating with the Board that is described above in the section entitled Communicating with the Board. Recommendations of candidates for nomination for the 2018 Annual Meeting must be received by the date set forth below under the heading Submission of Stockholder Proposals.

Board Operations.

Committees of the Board. The Board's three standing committees are the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee. The professional background and skills of each of the members of these committees are described above in the section entitled Background & Skills of the Nominee s under the heading Election of Directors (Proposal 1).

Each of these committees has a charter that is posted on the Company's website, www.STRLco.com, under the Investor Relations page in the Corporate Governance section. The Board also establishes special-purpose, or ad hoc, committees as the need arises.

The Audit Committee. The current members of the Audit Committee are Milton L. Scott, Chair, Maarten D. Hemsley, and Richard O. Schaum. The Board has determined that each of Messrs. Hemsley and Scott is an Audit Committee Financial Expert based on the definition of that term contained in applicable regulations. The Audit Committee meets at least quarterly.

The Audit Committee assists the Board in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes, and the audits by the Company's independent registered public accounting firm, which is referred to in the Committee's charter as the independent auditors. In particular, the Audit Committee has the responsibility to —

•	Review financial reports and other financial information, internal accounting and financial controls, controls and procedures relating to public disclosure of information, and the audit of the Company's financial statements by the Company's independent auditors;

•	Appoint independent auditors, approve their compensation, supervise their work, oversee their independence, and evaluate their qualifications and performance;

•	Review with management and the independent auditors the audited and interim financial statements that are included in filings with the Securities and Exchange Commission;

•	Review the quality of the Company's accounting policies;

•	Review with management major financial risk exposures;

•	Review and discuss with management the Company's policies with respect to press releases on earnings and earnings guidance, including the use of pro forma information;

•	Review all proposed transactions between the Company and related parties in which the amount involved exceeds $100,000;

•	Provide for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters; and

•	Oversee the Company's Ethics & Compliance Program by supporting the resource needs of the Company's Chief Compliance Officer, and by receiving periodic reports from the Chief Compliance Officer on the status of the compliance program and other matters.

The Audit Committee Report. In fulfillment of its responsibilities, the Audit Committee has —

•	Reviewed and discussed with management and with the Company's independent registered public accounting firm the Company's 2016 audited consolidated financial statements;

•	Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 16, as amended, Communications with Audit Committees as adopted by the Public Company Accounting Oversight Board;

•	Received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and discussed with the independent accountant the independent accountant's independence; and

•	Based and in reliance on the foregoing review and discussions, recommended to the Board, and the Board approved the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Submitted by the members of the Audit Committee on March 17 , 2017:

Milton L. Scott, Chair

Maarten D. Hemsley

Richard O. Schaum

The Compensation Committee. The current members of the Compensation Committee are Richard O. Schaum, Chair, Marian M. Davenport, and Charles R. Patton. The Committee holds at least four regularly-scheduled meetings each year.

The Compensation Committee has the responsibility to —

•	Determine the type, the amount, the manner and the time of payment, of salary, incentive compensation and any other compensation that is paid to officers of the Company and the principal executive officers of the Company's subsidiaries;

•	Set any goals, financial or individual, pursuant to which any incentive compensation may be earned by an officer, and to determine the level of achievement, if any, of those goals;

•	Determine the terms and conditions of officers' employment agreements and severance arrangements;

•	Determine which, if any, employees of the Company and its subsidiaries and affiliates are provided with change-in-control severance benefits, and the terms and conditions of those benefits;

•	Administer the Company's stock plans;

•	Review and make recommendations on the Company's benefit plans;

•	Evaluate risks that arise from the Company's compensation policies and practices;

•	Review and advise the Corporate Governance & Nominating Committee on the compensation of non-employee directors;

•	Establish the compensation of non-employee directors who serve on ad hoc committees of the Board;

•	Appoint, retain, compensate and oversee the work of compensation consultants, independent legal counsel, and other compensation advisers, and to consider certain independence factors before selecting them; and

•	Review and discuss with management the Company's Compensation Discussion and Analysis, and based on that review and those discussions, to determine whether to recommend that it be included in the Company's Annual Report on Form 10-K.

In exercising its authority and carrying out its responsibilities, the Compensation Committee meets to discuss the structure of executive compensation, proposed employment agreements, salaries, cash and equity incentive awards, and the achievement and the setting of financial and individual performance goals on which executive incentive compensation is based, using information circulated in advance of the meeting by the Chair of the Committee. The Compensation Committee may not delegate any of its responsibilities, but may share them with other independent directors. When the Committee discusses an executive officer's compensation, he or she is not permitted to be present. For a description of the compensation of executives of the Company, see the information below under the heading Executive Compensation.

Compensation Committee Interlocks and Insider Participation. During 2016, Marian M. Davenport, Charles R. Patton, and Richard O. Schaum served on the Compensation Committee. None of these Committee members was in 2016, or within the last eight years has been, an officer or employee of the Company.

None of the Company's executive officers served as a director or member of the compensation committee, or of any other committee serving an equivalent function, of any other entity that has an executive officer who is currently serving, or during 2016 served as a director or member of the Compensation Committee of the Company.

The Compensation Committee Report. The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth below under the heading Executive Compensation. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.

Submitted by the members of the Compensation Committee on March 17 , 2017:

Richard O. Schaum, Chair

Marian M. Davenport

Charles R. Patton

The Corporate Governance & Nominating Committee. The current members of the Corporate Governance & Nominating Committee are Marian M. Davenport, Chair, Maarten D. Hemsley, and Milton L. Scott. The Committee typically holds three to four regularly-scheduled meetings a year. The Corporate Governance & Nominating Committee assists the Board in fulfilling its corporate governance responsibilities, and in particular has the responsibility to —

•	Develop and recommend to the Board appropriate corporate governance principles and rules;

•	Recommend appropriate policies and procedures to ensure the effective functioning of the Board;

•	Identify and recommend qualified director candidates for nomination by the Board and election by stockholders;

•	Recommend directors for membership on Board committees;

•	Develop and make recommendations to the Board regarding standards and processes for determining the independence of directors under applicable laws, rules and regulations;

•	Develop and oversee the operation of an orientation program for new directors and to determine whether and what form and level of continuing director education is appropriate;

•	Periodically review the Company's Code of Business Conduct and its Insider Trading Policy (both of which are on the Company's website, www.STRLCO.com) to ensure that they remain responsive both to legal requirements and to the nature and size of the business; and

•	With the advice of the Chair of the Compensation Committee, make recommendations to the Board for the compensation of non-employee directors, members and Chairs of the Company's standing committees, and the Chairman of the Board.

Director Compensation.

Standard Director Compensation Arrangements. The following table shows the standard compensation arrangements for non-employee directors in effect on the date of this Proxy Statement. Non-employee directors are also compensated for service on ad hoc committees, the fees for which are determined by the Compensation Committee as the need arises. The Company does not pay any additional compensation for serving on the Board to directors who are also employees of the Company or its affiliates. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees. Following the table below is a second table that shows the amount of fees and other compensation actually paid to directors for 2016.

Annual Fees — Each Non-Employee Director:
•	$30,000 Retainer (paid in monthly installments)
•	Immediately following the Annual Meeting of Stockholders, an award of shares of restricted common stock that has an accounting income charge under ASC Topic 718 of $50,000.(1)

Annual Fees: — Board and Committee Chairs (paid in monthly installments)
•	Chairman of the Board of Directors (2)	$100,000
•	Chair of the Audit Committee	$25,000
•	Chair of the Compensation Committee	$15,000
•	Chair of the Corporate Governance & Nominating Committee	$10,000

Meeting Fees (3)
In-Person Meetings		Per Meeting
•	Board Meetings	$1,500
•	Committee Meetings
	Audit Committee Meetings
	In connection with a Board meeting	$1,000
	Not in connection with a Board meeting	$1,500
	Other Committee Meetings
	In connection with a Board meeting	$500
	Not in connection with a Board meeting	$750
Telephonic Meetings (Board & Committee Meetings)
•	One hour or longer	$750
•	Less than one hour	$500

(1)	The restricted stock award is subject to the following basic terms:

Restrictions: The shares may not be sold, assigned, transferred, pledged or otherwise disposed of until they vest. After vesting, the retention of the shares is subject the Board's Governance Guidelines.

Vesting: The restrictions on the restricted stock lapse on the trading day immediately preceding the following year's Annual Meeting of Stockholders, but earlier upon the death of the director; upon the director becoming permanently disabled; and upon a change in control of the Company as defined in the Company's Stock Incentive Plan under which the shares are issued.

Forfeiture: The shares of restricted stock are forfeited in the event that prior to vesting, the director ceases to be a director other than by reason of his or her death, permanent disability or a change in control of the Company.

(2)	The Chairman of the Board receives the annual cash retainer and the stock award made to each non-employee director. The Chairman's fee covers not only compensation for service as Chairman, but also for attendance at all Board and committee meetings and for service as chair of any committee of the Board other than the Audit Committee. In the event that the Chairman is also the Chair of the Audit Committee, the Audit Committee Chair fee will also be paid, but not Audit Committee meeting fees. Milton L. Scott is Chairman of the Board and Chair of the Audit Committee.

(3)	In-person Board and committee meetings that continue from one day to the next are paid as a single meeting. Time spent by non-employee directors at the Company's investor conferences or attending continuing education programs are not separately compensated, but the expenses of attending are reimbursed.

Director Compensation Paid for 2016. Set forth below is a table showing the compensation paid for 2016 to each non-employee director who served for any period during 2016. The amounts are based on the standard director compensation arrangements described above. None of the Company's non-employee directors received any compensation for any other service provided to the Company.

In the table below, —

•	Fees Earned or Paid in Cash include meeting fees, the directors' annual retainer fee, and annual fees for serving as the Chair of a committee and as Chairman of the Board.

•	Stock Awards show the dollar value of the annual award of restricted stock made following the Annual Meeting to each director. The award is denominated in dollars, not shares, so this number is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures related to service-based vesting conditions. The valuation of the awards is described in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 in the Notes to Consolidated Financial Statements. No amounts earned by a director have been capitalized on the Company's 2016 balance sheet.

•	All dollar amounts are rounded to the nearest dollar.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Marian M. Davenport	62,000	50,000	112,000
Maarten D. Hemsley	76,833	50,000	126,833
Charles R. Patton	50,250	50,000	100,250
Richard O. Schaum	69,500	50,000	119,500
Milton L. Scott	155,000	50,000	205,000

Outstanding Awards. The following table shows at December 31, 2016 for each non-employee director the grant date fair value of each outstanding stock award that has been expensed, and the aggregate number of shares of stock awarded.

The annual stock award to directors is denominated in dollars ($50,000) and was converted into shares of common stock using the $4.22 closing price per share on the award date, May 6, 2016, which resulted in an award to each non-employee director of 11,848 shares.

At December 31, 2016, no non-employee director held any stock options or any stock-based grant or award other than those shown in the table below.

Name	Grant Date	Aggregate Stock Awards Outstanding at December 31, 2016 (#)	Grant Date Fair Value of Stock Awards ($)
Marian M. Davenport	May 6, 2016	11,848	50,000
Maarten D. Hemsley	May 6, 2016	11,848	50,000
Charles R. Patton	May 6, 2016	11,848	50,000
Richard O. Schaum	May 6, 2016	11,848	50,000
Milton L. Scott	May 6, 2016	11,848	50,000

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information at February 28, 2017 about the beneficial ownership of shares of the Company's common stock, its only class of equity securities outstanding. The information given relates to the following categories of stockholders:

•	Each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of common stock.

•	Each director nominee.

•	Each executive officer named below in the Summary Compensation Table for 2016 under the heading Executive Compensation.

•	All current directors and executive officers as a group.

Based on information furnished by the beneficial owners, the Company believes that the owners listed have sole investment and sole voting power over the shares of common stock shown as beneficially owned by them, except as stated otherwise in the footnotes to the table.

Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 requires that the percentages listed in the following table assume for each person or group the acquisition of all shares that the person or group can acquire within sixty days of a recent date, for instance by the exercise of a stock option, but not the acquisition of the shares that can be acquired in that period by any other person or group listed. However, none of the entities listed below have indicated that they have any rights to acquire additional shares of common stock in the future. In addition, none of the Company's directors or executive officers holds any stock options or other rights to acquire shares of the Company's common stock.

Except as otherwise indicated, the address of each beneficial owner is the address of the Company.

Name and Address of Beneficial Owner	Total Beneficial Ownership	Percent of Class
FMR LLC (1) 245 Summer Street, Boston, Massachusetts 02210	2,426,584	9.69%
Marian M. Davenport (2)	30,186	†
Maarten D. Hemsley (2)(3)	205,969	†
Charles R. Patton (2)	35,161	†
Richard O. Schaum (2)	46,881	†
Milton L. Scott (2)	55,050	†
Paul J. Varello (4)	737,203	2.94%
Con L. Wadsworth	4,869	†
Ronald A. Ballschmiede (4)	102,246	†
Joseph A. Cutillo (4)	60,272	†
Roger M. Barzun	24,161	†
All current directors and executive officers as a group (10 persons) (5)	1,301,998	5.20%
† Less than one percent.

The information for the entity identified in footnote 1, below, is based on an amended Schedule 13G that was filed with the Securities and Exchange Commission by the named entity on the date indicated.

			Voting Power		Dispositive Power
	Name	Filing Date	Sole	Shared	Sole	Shared
(1)	FMR LLC	February 14, 2017	338,900	—	2,426,584	—
	This filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the "FMR Reporters"). This filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).

(2)	This director's shares include 11,848 shares that are subject to restrictions on their sale or other transfer. The shares were awarded to the non-employee as director compensation — see the section above entitled Director Compensation under the heading Board Operations. The restrictions expire on April 27, 2017, the day before the 2017 Annual Meeting , but earlier if the director dies or becomes disabled, or if there is a change in control of the Company. The shares are forfeited before the expiration of the restrictions if the director ceases to be a director other than because of his or her death or disability, or a change in control of the Company.

(3)	Mr. Hemsley's shares do not include the shares owned by the Maarten and Mavis Hemsley Family Foundation.

(4)	Certain of these shares are subject to restrictions on their sale or other transfer as follows:

Name	Shares	Vesting Dates
Mr. Varello	400,000	March 9, 2017 & 2018
Mr. Ballschmiede	50,000	November 9, 2017
	15,921	February 10, 2020
Mr. Cutillo	25,000	November 9, 2017
	10,272	February 10, 2020

(5)	For all current directors and executive officers as a group, see footnotes 2 through 4, above, for a description of certain of the shares included in the total for the group.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities (insiders) to file with the Securities and Exchange Commission reports of beneficial ownership of those securities, as well as certain changes in beneficial ownership on Forms 3, 4 and 5, and to give the Company a copy of those reports.

Based solely upon a review of Forms 3 and 4 and amendments to them furnished to the Company during 2016; any Forms 5 and amendments to them furnished to the Company relating to 2016; and written representations that no Form 5 is required, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied except through an oversight for a single late filing by Mr. Ballschmiede identifying the retention by the Company of some of his shares released from restrictions to cover the Company's tax withholding obligations.

EXECUTIVE COMPENSATION

The Executive Officers. The Company is required under applicable rules and regulations to furnish information about the compensation of the following executives:

•	Any persons who served during 2016 as the Company's principal executive officer and any persons who served during 2016 as the Company's principal financial officer; and

•	The Company's three most highly-compensated executive officers (other than the principal executive officer and the principal financial officer) who were serving as executive officers of the Company on December 31, 2016.

The table below shows the names and titles of those executives. They are referred to as the named executive officers because they are named in the Summary Compensation Table for 2016.

Name	Title/Position in 2016
Paul J. Varello	Chief Executive Officer
Con L. Wadsworth	Executive Vice President & Chief Operating Officer
Ronald A. Ballschmiede	Executive Vice President & Chief Financial Officer, Chief Accounting Officer, Treasurer
Joseph A. Cutillo(1)	Executive Vice President & Chief Business Development Officer
Roger M. Barzun	Senior Vice President & General Counsel, Secretary

(1)       Mr. Cutillo was elected President of the Company on February 13, 2017.

Compensation Discussion and Analysis. This discussion and analysis of executive compensation covers the compensation awarded to, earned by, or paid to the named executive officers. It covers the material elements of their compensation, including the following:

•	The objectives of the Company's compensation programs and what they are designed to reward;

•	The elements of the named executive officers' compensation, and why the Compensation Committee has chosen those elements;

•	How the amounts and compensation formulas were determined, and how they fit into the Company's overall compensation objectives; and

•	The results of the most recent stockholder advisory vote on executive compensation.

The objectives of the Company's compensation programs and what they are designed to reward. The Compensation Committee of the Board of Directors, which is currently composed of three directors, all of whom are independent, oversees and approves the compensation of the named executive officers. The Committee's compensation objectives are as follows:

•	To provide a rate of pay for the work the executive does that is appropriate in comparison to similar companies in the industry, and that is considered fair by the executive and the Committee;

•	To give the executive a significant incentive to perform at a high level, to reward that level of performance if achieved, and thereby to contribute to the Company's financial success;

•	To give the executive an incentive to remain with the Company; and

•	In the case of newly-hired executives, to provide them with an incentive to leave a prior employer and join the Company, and in some cases, to relocate.

The elements of the named executive officers' compensation, and why the Compensation Committee has chosen those elements.

Except as noted otherwise, executives are compensated through annual salaries and an incentive compensation plan. Annual salaries are designed to compensate the executive for the performance of his or her day-to-day responsibilities. The incentive compensation arrangements are designed to give the executives the opportunity to earn additional compensation, a portion of which — currently 50% — is paid in shares of the Company's common stock, if certain goals are met, that are subject to restrictions on their transfer and to forfeiture under certain circumstances.

Performance-Based Incentive Compensation. Incentive compensation consists of both cash and Company shares. While cash is an obvious incentive, the stock portion of incentive compensation is designed to encourage executives to take a longer-term perspective in fulfilling their responsibilities, and to align their financial interests with those of the Company's stockholders.

Incentive compensation is performance-based because it is dependent on the achievement of Company financial goals and the executive's individual performance goals. Financial goals, which for some executives also include operating-unit financial goals, tie a portion of incentive compensation to the team effort required for Company-wide success, while the individual performance goals are designed to concentrate the executives' attention on their own contributions to the overall effort.

Change-in-Control Agreements. The Company does not currently have a change-in-control severance agreement with any employee. However, it is the Committee's policy to provide that restrictions on outstanding restricted stock lapse in the event of a change in control because the Committee believes that the adverse effect on non-transferable stock held by employees when a change in control occurs, particularly in a public company, can be significant. The Compensation Committee believes that change-in-control agreements may become appropriate for executives whose employment is likely to be adversely affected by a change in control. Change-in-control agreements can be in the best interests of the Company and its stockholders because they provide the executive with a clear incentive to remain neutral as to any change-in-control transaction, should one arise, and undistracted by concerns as to his or her future employment. Generally, the Committee believes that change in control severance should only be payable if the executive's employment is terminated without cause shortly before, or within a year or two after, the change in control.

How the amounts and compensation formulas were determined, and how they fit into the Company's overall compensation objectives.

Generally, the amount of an executive's compensation is based in part on a determination of comparable compensation levels in the construction industry and the personal judgement of the members of the Compensation Committee, drawing on their own business experience. For newly-employed executives, their prior salaries are also taken into account. The Committee attempts to set executives' salaries neither substantially higher nor substantially lower than the median in the industry.

Current Executive Officers.

Mr. Varello. Mr. Varello's nominal salary is unusual, and was adopted at his request to conserve the Company's cash resources and because of his faith in the future of the Company. His restricted stock award was made in lieu of a cash salary and was submitted to, and approved by, stockholders at the 2015 Annual Meeting.

Mr. Wadsworth. Mr. Wadsworth's salary is based on his prior salary as President of the Company's Ralph L. Wadsworth Construction Company, LLC subsidiary, increased to reflect his taking on additional responsibilities when he was promoted to Chief Operating Officer in March 2016.

Mr. Ballschmiede. When he joined the Company, Mr. Ballschmiede's compensation was negotiated by him and the Compensation Committee using both comparable salaries in the industry for chief financial officers, and his extensive accounting and financial expertise and experience evidenced by his distinguished résumé.

Mr. Cutillo. Mr. Cutillo joined the Company as a vice president in October of 2015 at an initial salary of $275,000 that was subject to an increase to $300,000 upon completion of two short-term tasks related to his position as Vice President — Strategy & Business Development. He accomplished those tasks, and in May 2016, he was promoted to Executive Vice President & Chief Business Development Officer with expanded responsibilities and an increased annual salary of $325,000. In February 2017, Mr. Cutillo was elected President of the Company at an annual salary of $450,000. Mr. Cutillo's level of compensation was determined by the Compensation Committee with the assistance of an outside compensation consultant, Meridian Compensation Partners, LLC.

Mr. Barzun. Mr. Barzun's salary was established in 2006 at $60,000 based on the fact that he would be serving on a part-time basis as the Company's General Counsel; by 2013, it had risen to its current level ($100,000) through merit increases as a result of increasing responsibilities. The Compensation Committee treats his salary as an annual retainer for the performance of routine matters, which, after the end of the year, is subject to increase by an amount that the Committee believes reflects appropriate compensation for the non-routine matters on which he worked during the year.

Compensation Consultant — Independence. Meridian was first retained by the Compensation Committee in 2014 to provide advice on the design of a short- and long-term incentive compensation plan. In rendering services, Meridian, at that time and currently, reports directly to the Compensation Committee, and the Compensation Committee has the sole authority to retain or dismiss Meridian and to approve its fee arrangements. The Compensation Committee assessed the independence of Meridian pursuant to Securities and Exchange Commission rules, and concluded that its work for the Compensation Committee did not raise any conflict of interest.

Meridian has performed no services of any kind for the Compensation Committee, the Board, or the Company other than as described above. Meridian's fees for this work, $23,278, was billed in 2017.

Compensation Consultant — Benchmarking. In 2016, Meridian was asked to benchmark the compensation of the position of president in contemplation of Mr. Cutillo's possible promotion. In seeking a useful peer group, the Compensation Committee and Meridian recognized that there are few publicly-traded companies in the heavy civil construction business that are close to the Company's size. Most other publicly-traded heavy civil construction companies are much larger than the Company and are companies with which the Company rarely competes. Accordingly, the Compensation Committee decided to use the following peer group with which the Company competes for talent:

Willbros Group Inc. Layne Christensen Company Great Lakes Dredge & Dock Corporation U.S. Concrete, Inc.	Orion Group Holdings, Inc. Argan, Inc. IES Holdings, Inc.

Based on Meridian's analysis, the Compensation Committee set Mr. Cutillo's salary slightly below median of the peer group to reflect the fact that he is a newly-elected President.

The results of the most recent stockholder advisory vote on executive compensation.

The Company conducts annual advisory votes on executive compensation. At the 2016 Annual Meeting, the vote was as follows:

Number of Shares Entitled to Vote	Voted For	Voted Against	Abstained
14,586,623	13,640,928 (93.5%)	509,528 (3.3%)	436,167 (3.2%)

The Compensation Committee believes that this vote indicates general stockholder satisfaction with the Company's executive compensation policies and decisions. In the event that stockholders do not approve executive compensation for a given year, the Compensation Committee will review its decisions on compensation structure and levels, as well as the comparability of the executives' compensation to that of a peer group of companies before deciding whether to make any change in the compensation of one or more of the executives.

Incentive compensation arrangements for 2016. In February 2016, the Compensation Committee adopted an incentive compensation plan for executives and others. The 2016 Executive Incentive Compensation Program was a one-year plan that provided for establishing for participants as of the beginning of 2016 a target amount, which is the amount that can be earned by the participant if all the goals of the program were achieved in 2016. The target amount is expressed as a percent of the participant's base salary.

Under the plan, incentive compensation was earned based on the level of achievement of a Company earnings-per-share (EPS) goal for 2016 that accounted for 50% of incentive compensation and individual performance goals that accounted for the other half. In 2016, the EPS goal was not achieved. For participants in the Company's operating units, there was also an operating-unit goal based on the unit's earnings before interest and taxes (EBIT). In 2016, certain EBIT goals were achieved. The financial and individual performance goals of officers of the Company and of the chief executives of the Company's subsidiaries were subject to approval by the Compensation Committee.

Pursuant to the plan, payment of one-half of incentive compensation earned under the plan was made in cash, and one-half was made in the form of an award of shares of the Company's common stock that are subject to restrictions on their sale or other transfer and to forfeiture in certain circumstances, in order to align participants' interests with those of the Company's stockholders and serve to encourage participants to remain in the Company's employ. One executive officer, for personal reasons, was paid all in cash. The restrictions on the restricted stock lapse at the end of three years if the participant is then still an employee of the Company or operating unit, as the case may be.

If during 2016 a participant had resigned or his or her employment were terminated for cause, all benefits under the program would have been forfeited. If during 2016 a participant's employment were terminated without cause, for permanent disability, or because of the death of the participant, a pro-rated portion of earned program benefits would have been paid based on the financial results for the year, an assumption that the participant completed all individual performance goals satisfactorily, and the number of days during the year the participant was an employee.

The fact that the plan had no long-term goal reflects the Compensation Committee's view that in light of the volatility of the Company's common stock, a long-term goal, such as the total shareholder return goal that was a feature of the long-term element of the 2015 incentive compensation plan, would be unlikely to serve as an incentive to executives, who were fully concentrated on the short-term in furtherance of the Company's return to profitability.

Incentive compensation arrangements for 2017. In February 2017, the Compensation Committee adopted an executive incentive plan for 2017 that is essentially the same as the 2016 incentive plan except in certain respects. In the 2017 plan, the financial goal accounts for 75% of incentive compensation and individual performance goals account for 25%, reflecting the Compensation Committee's desire to put more emphasis on Company-wide financial performance. The restricted stock awards will vest annually in three installments, which the Compensation Committee believes has the same effect of aligning executives' financial interests with stockholders' interests, but serves as a more immediate incentive than the three year, so-call 'cliff vesting' of the 2016 plan.

For the same reasons described above for the 2016 plan, no long-term element was included in the 2017 plan. The Compensation Committee will consider adding a long-term goal to future incentive compensation plans when it believes that long-term goals can be reasonably established.

The following table shows some additional information about the participation of the named executive officers in the 2017 plan. As noted above, neither Messrs. Varello nor Barzun are participants in the plan.

Program term:	One year (January 1 – December 31, 2017)
Target amount as a percent of base salary:	Joseph A. Cutillo 195% Con L. Wadsworth 170% Ronald A. Ballschmiede 170%
Weighting of the EPS goal: Minimum required goal achievement level: Cap on goal achievement level:	75% of the Target Amount 80% 120%
Weighting of individual performance goals:	25% of the Target Amount with no minimum and no cap.

Additional information on executive compensation.

•	All incentive compensation, whether paid in cash or stock, is subject to recovery by the Company, irrespective of culpability, if the Company restates the financial statements on which the incentive compensation was based.

•	For more information on payments to the executives in the event of the termination of their employment, see the section below entitled Potential Payments upon Termination or Change-in-Control.

•	A description of the material terms of the employment agreements and arrangements of the named executive officers is set forth below in the section entitled Employment Agreements of the Named Executive Officers.

•	Additional information about the 2016 Incentive Compensation Plan is set forth below in the section entitled Grants of Plan-Based Awards in 2016.

Compensation Policies & Practices — Risk Management.

The Compensation Committee has reviewed the Company's compensation policies and practices, and in particular its incentive compensation and bonus policies, as they relate to risk management, and has determined that they support the Committee's compensation objectives without encouraging inappropriate, unintended, or excessive risk-taking by employees, and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee elected not to hire an outside adviser in undertaking its risk review in 2016. For a full description of the Company's significant risk factors, see Item 1A. Risk Factors in the Company's 2016 Annual Report on Form 10-K, which is available with this Proxy Statement.

In reaching its conclusions, the Compensation Committee took into account many factors, including the fact that because of the nature of the Company's business, any short-term manipulation of financial results will have an adverse effect over time, as follows:

•	Incentive compensation is paid in part in equity that vests over time, thereby subjecting the recipient's stock to extended market risk.

•	Officers of the Company and its subsidiaries are subject to stock retention requirements, which also subject their stockholdings to market risk.

•	There are appropriate caps on the amount of incentive compensation that can be earned.

•	Most of the Company's projects are performed over the course of more than one calendar year, so that a manipulated increase in profits in one year will have the effect of reducing profits in the subsequent year and vice versa.

•	The Company's claw-back policy applies to both cash and equity incentive compensation irrespective of whether or not the recipient of the compensation was at fault.

Percentage-of-Completion Accounting. The Compensation Committee considers that, by their nature, the percentage-of-completion accounting and revenue recognition rules under which the Company is required to prepare its financial statements may be susceptible to manipulation. Percentage-of-completion accounting requires management to make estimates at least every month of the cost of completing projects that are on-going at the date of the review. These estimates directly affect reported profits, and profits, directly or indirectly, are the basis for the award of half or more of the Company's incentive compensation. The Compensation Committee believes that this risk is mitigated in the following ways:

•	Senior executives perform rigorous project reviews on a monthly basis to review estimates for any potential inaccuracies.

•	The Company's independent auditors review the current year's estimates and compare them to actual, prior-year results, so that over time, any manipulation of results should become evident.

•	As noted above, because most of the Company's large projects are performed over the course of more than one fiscal year, a manipulated increase in profits in one year will have the effect of reducing profits in the subsequent year, and vice versa.

The Total Stockholder Return Goal. Under the 2015 incentive compensation program, the long-term goal for the vesting of restricted stock units is based on the change in the Company's stock price over a period of three years (total shareholder return, or TSR) compared with the TSR of a peer group of companies over the same period. The Committee believes that manipulation of the Company's stock price to achieve this goal would be particularly difficult because the Company's small float makes the stock price susceptible to swings and variations unaffected by the Company's financial performance, and because of the unpredictability of the types of events and circumstances that actually affect the Company's stock price.

Employment Agreements of the Named Executive Officers. For the effects of the termination of employment of the named executive officers, see the section below entitled Potential Payments upon Termination or Change-in-Control.

The following table shows the material financial features of the employment agreements or arrangements of the named executive officers for 2017. Messrs. Varello and Barzun do not participate in an incentive plan. Messrs. Cutillo, Wadsworth and Ballschmiede do not have employment agreements.

Name	Annual Salary	Target Incentive Compensation as a Percent of Salary	Percent Allocated to EPS Goal	Percent Allocated to Individual Performance Goals	Percent Paid in Cash	Percent Paid in Restricted Stock
Paul J. Varello	$1.00	N/A	N/A	N/A	N/A	N/A
Joseph A. Cutillo	$450,000	195%	75%	25%	50%	50%
Con L. Wadsworth	$425,000	170%	75%	25%	50%	50%
Ronald A. Ballschmiede	$439,874	170%	75%	25%	50%	50%
Roger M. Barzun (1)	$100,000	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Barzun's salary is subject to increase by an amount that the Compensation Committee believes reflects appropriate compensation for the non-routine matters on which he worked during the year.

Mr. Varello. Mr. Varello entered into an employment agreement with the Company in March 2015 when he resigned as Chairman of the Board and ceased to be Chief Executive Officer of the Company on only an interim basis. The agreement expires on the third anniversary of its March 9, 2015 effective date. It provides for a salary of $1.00 per year and a single restricted stock award of 600,000 shares that vests in equal installments over three years. The award was approved by stockholders at the 2015 Annual Meeting. In place of participating in the Company's health plan, the agreement provides for the reimbursement of his out-of-pocket costs of maintaining the family health insurance coverage that he was maintaining prior to becoming Chief Executive Officer, and any replacement coverage that he may elect to obtain from time to time. He is also entitled to the use of a Company-owned vehicle.

Mr. Cutillo. Mr. Cutillo does not have an employment agreement. The basis for his salary as President is discussed above under the heading Compensation Discussion and Analysis — Current Executive Officers. In addition to his salary and participation in the 2017 executive incentive compensation plan, he is entitled to the use of a Company vehicle, the expenses of which are paid by the Company.

Mr. Wadsworth. Mr. Wadsworth does not have an employment agreement. The basis for his salary is discussed above under the heading Compensation Discussion and Analysis — Current Executive Officers.

Mr. Ballschmiede. Mr. Ballschmiede does not have an employment agreement. He was hired on an at-will basis at an annual salary that is subject to annual reviews by the Chief Executive Officer, with any increase being subject to the approval of the Compensation Committee. In addition, upon becoming an employee, he was awarded 100,000 shares of restricted stock that vest in two equal annual installments.

Mr. Barzun. Mr. Barzun's employment agreement became effective in March 2006 and continues until terminated by the Company or by Mr. Barzun. His salary is subject to annual merit increases. The Compensation Committee treats his salary as an annual retainer for the performance of routine matters, which, after the end of the year is subject to increase by an amount that the Committee believes reflects appropriate compensation for the non-routine matters on which he worked during the year.

Potential Payments upon Termination or Change-in-Control. The table below describes the events that would trigger payments or the provision of other benefits to the named executive officers in the event of the termination of their employment or a change in control of the Company. The Company would provide all the payments and benefits described below. The amounts assume that the termination or change in control occurred on December 31, 2016.

Mr. Varello's employment agreement prohibits him from competing with the Company or soliciting its employees while employed by the Company and for eighteen months after his employment terminates. Messrs. Wadsworth, Ballschmiede and Barzun are not subject to those prohibitions. Mr. Varello's employment agreement also prohibits him indefinitely from disclosing the Company's confidential information.

Triggering Event	Executive	Payments & Benefits
Termination of the executive's employment by the Company without cause.(1)	Mr. Varello Mr. Wadsworth Mr. Ballschmiede	All of the shares under the executives' outstanding restricted stock awards, if any, vest in full* but no severance is payable other than that traditionally paid to other salaried employees.
	Mr. Cutillo
	Mr. Barzun	One year's salary.
Termination by the Company for cause.(2) and Voluntary resignation by the executive.	All executives	No severance compensation is paid, and all of the shares under their outstanding restricted stock awards, if any, are forfeited.
A change in control of the Company.	All executives	All of the shares under the executives' outstanding restricted stock awards, if any, vest in full.*
		At December 31, 2016 the closing price of the Company's common stock was $8.46 per share. Accordingly, the total market value of the shares subject to restrictions that would have vested in a change in control of the Company on December 31, 2016 are as follows:
		Mr. Varello	$3,384,000
		Mr. Ballschmiede	$423,000
		Mr. Cutillo	$211,500
		Messrs. Wadsworth and Barzun held no restricted stock at December 31, 2016.

*	The accelerated release of restrictions (vesting) triggers no additional Company payment obligation, but it does accelerate the recognition by the Company of the cost of the award.

(1)	A termination without cause is a termination for any reason other than a termination for cause or a voluntary resignation, and in the case of Mr. Varello, includes a resignation that is the result of a breach by the Company of a material provision of his employment agreement.

(2)	The term "cause" is a defined term for an executive with an employment agreement and/or a restricted stock award agreement, and means what is commonly referred to as cause in employment matters, such as gross negligence, dishonesty, insubordination, inadequate performance of responsibilities, and the like.

Compensation & Stock Tables.

Summary Compensation Table for 2016. The following table sets forth all compensation awarded to, earned by, or paid to the following individuals since they became executive officers for the calendar years 2014, 2015 and 2016:

All individuals who served as the Company's principal executive officer during 2016;

All individuals who served as the Company's principal financial officer during 2016; and

The Company's three most highly compensated executive officers other than those falling into the above two categories who were serving as executive officers at December 31, 2016.

The Company does not pay any additional compensation to any executive officer for serving on the Board of Directors. The amounts include any compensation that was deferred by the executive through contributions to a defined contribution plan account under Section 401(k) of the Internal Revenue Code. All dollar amounts are rounded to the nearest dollar.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation (2) ($)	Total ($)
Paul J. Varello	2015	1.00	1,932,000	—	27,342	1,959,343
Chief Executive Officer (principal executive officer)	2016	1.00	—	—	26,155	26,156
Ronald A. Ballschmiede
Executive Vice President & Chief Financial Officer, Chief Accounting Officer (principal financial and accounting officer), Treasurer	2015 2016	60,000 403,420	467,000 136,000	— 136,000	97,809(3) 27,551	624,809 702,971
Con L. Wadsworth
Executive Vice President & Chief Operating Officer	2016	420,482	—	160,650	26,450	607,582
Joseph A. Cutillo(4)
Executive Vice President & Chief Business Development Officer	2016	314,423	87,750	87,750	13,250	503,173
Roger M. Barzun	2014	220,000	—	—	—	220,000
Senior Vice President & General Counsel, Secretary	2015	250,000	—	—	—	250,000
	2016	250,000	—	—	—	250,000

(1)	In the case of awards made in 2015, this is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, namely the number of shares of common stock multiplied by the closing price of the Company's common stock on the award date. The accounting for stock awards is described in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

In the case of awards for 2016, the dollar amount represents incentive compensation paid in shares of restricted common stock under the Company's 2016 Executive Incentive Compensation Program. Under the program, the number of shares is calculated using the simple average of the closing prices of the Company's common stock in December 2016.

(2)	A breakdown of the amounts shown in this column other than for Mr. Ballschmiede is set forth in the table below.

(3)	This amount represents a consulting fee paid to Mr. Ballschmiede for serving as a consultant to the Company's Audit Committee for several weeks prior to his being hired as Chief Financial Officer.

(4)	In February 2017, Mr. Cutillo was promoted to President of the Company.

All Other Compensation
Name	Year	Company Contribution to 401(k) Plan Account ($)	COBRA/Health Insurance Reim- bursement ($)	Use of Company-Owned Vehicle ($)	Country Club Dues ($)
Paul J. Varello (1)	2015 2016	— —	8,299 9,702	8,210 16,453	— —
Ronald A. Ballschmiede (2)	2016	13,250	—	—	14,301
Con L. Wadsworth	2016	13,250	—	13,200	—
Joseph A. Cutillo	2016	13,250	—	—	—

(1)	Mr. Varello's employment agreement provides that in place of his participation in the Company's health plan, the Company will reimburse him for his out-of-pocket costs of maintaining the family health insurance coverage that he was maintaining prior to becoming Chief Executive Officer, or any replacement coverage that he may elect to obtain from time to time.

(2)	Mr. Ballschmiede was paid a fee of $97,809 for serving as a consultant to the Company's Audit Committee for several weeks in 2016 prior to being hired as Chief Financial Officer. That amount is listed in the Summary Compensation Table for 2016, above, in the column entitled All Other Compensation.

Grants of Plan-Based Awards in 2016. The following table shows each grant of an award in 2016 to named executive officers under a Company plan.

No grants of stock options were made to the named executive officers in 2016, and no named executive officer holds a stock option.

A portion of incentive compensation for 2016 was calculated in dollars, but was payable in 2017 in shares of restricted stock.

For amounts actually paid for 2016, see the Summary Compensation Table for 2016, above. For a description of the executives' employment agreements and arrangements, see the sections above entitled Employment Agreements of the Named Executive Officers and Potential Payments upon Termination or Change-in-Control.

Messrs. Varello and Barzun did not receive any non-equity incentive plan awards in 2016.

All awards were made on February 24, 2016.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) ($)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Executive's Name	Threshold	Target	Maximum	(#)	($)
Con L. Wadsworth	$267,750	$510,000	$561,000	—	—
Ronald A. Ballschmiede	$357,000	$680,000	$748,000	—	—
Joseph A. Cutillo	$204,750	$390,000	$429,000	—	—

(1)    In the table above —

The Target represents 100% achievement of both the financial goal of the 2016 Executive Incentive Compensation Program and the executive's individual performance goals.

The Threshold represents the sum of —

•	80% achievement of the financial goal, which was the minimum level of achievement required for any payout on the financial goal; and

•	25% achievement of individual performance goals, which is a notional percentage since there was no required minimum, or threshold, level of achievement for a payout for achieving at least some of the individual performance goals.

The Maximum represents the sum of —

•	120% achievement of the financial goal, which was the maximum that could have been be earned even if the achievement level of the financial goal were higher than 120%; and

•	100% achievement of individual performance goals, which was the maximum that could have been earned even if in some manner the actual achievement level were higher than 100%.

Stock Vested for 2016. The following table shows information for each named executive officer holding restricted stock or restricted stock units that vested during 2016 computed on an aggregated basis. No named executive officer held stock options or SAR's.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Aggregate Dollar Value Realized on Vesting (1) ($)
Paul J. Varello	200,000	1,016,000
Ronald A. Ballschmiede	50,000	355,500
Joseph A. Cutillo	25,000	177,750

(1)	The value is based on the closing price of the Company's common stock on the date the shares vested, March 9, 2016 for Mr. Varello ($5.08) and November 9, 2016 for Messrs. Ballschmiede and Cutillo ($7.11) .

Outstanding Equity Awards at December 31, 2016. None of the named executive officers held stock options in 2016, and the Company currently has no outstanding stock options.

The following table shows on an aggregated basis certain information concerning the unvested restricted stock awards of each of the named executive officers that were outstanding on December 31, 2016. These are the only outstanding equity awards that the named executive officers held on December 31, 2016. Mr. Barzun did not have any outstanding equity awards at December 31, 2016.

	Stock Awards		Equity Incentive Plan Awards
Name	Number of Shares of Stock or Units That Have Not Vested (1) (#)	Market Value on December 31, 2016 of Shares of Stock or Units That Have Not Vested (2) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul J. Varello(3)	400,000	$3,384,000	—	—
Con L. Wadsworth	—	—	—	—
Ronald A. Ballschmiede(4)	50,000	$423,000	—	—
Joseph A. Cutillo(4)	25,000	$211,500	—	—

(1)	All of the shares of restricted stock and restricted stock units in the table were issued by the Company. All of the shares of restricted stock vest in full if the executive's employment is terminated by the Company without cause, or upon a change in control of the Company.

(2)	This amount is based on the $8.46 closing price per share of the Company's common stock on December 31, 2016.

(3)	Mr. Varello's restricted stock award provides for vesting in three equal installments on March 9, 2016, 2017 and 2018.

(4)	Messrs. Ballschmiede's and Cutillo's restricted stock awards provide for vesting in two equal installments on November 9, 2016 and 2017.

Equity Compensation Plan Information. The following table contains information at December 31, 2016 about compensation plans (including individual compensation arrangements) under which the Company has authorized the issuance of equity securities.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders:	-0-	N/A	555,785
Equity compensation plans not approved by security holders:	-0-	N/A	N/A

PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative total stockholder return on its common stock for the last five years with the Dow Jones US Index, a broad market index, and the Dow Jones US Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction. Both indices are published in The Wall Street Journal. The returns are calculated assuming that an investment with a value of $100 was made in the Company's common stock and in each index at the end of 2010, and that all dividends were reinvested in additional shares of common stock, although the Company has paid no dividends during the periods shown. The graph lines merely connect the measuring dates, and do not reflect fluctuations between those dates. The stock performance shown on the graph is not intended to be indicative of future stock performance.

	December 2011 ($)	December 2012 ($)	December 2013 ($)	December 2014 ($)	December 2015 ($)	December 2016 ($)
Sterling Construction Company, Inc.	100.00	92.29	108.91	59.33	56.45	78.55
Dow Jones US Total Return Index	100.00	116.32	154.68	174.71	175.81	197.35
Dow Jones US Heavy Construction Index	100.00	121.43	159.41	118.72	105.04	129.58

TRANSACTIONS WITH RELATED PERSONS.

This section describes transactions since the beginning of 2016, and currently proposed transactions in which the Company (or its affiliates) was or is to be a participant, and in which any related person had or will have a direct or indirect material interest.

Con L. Wadsworth. Mr. Wadsworth was a Senior Vice President of the Company from June 2014 through February 13, 2015 when he voluntarily gave up that position, but remained the President of the Company's Ralph L. Wadsworth Construction Company, LLC subsidiary (RLW). Effective March 10, 2016, Mr. Wadsworth was elected the Company's Executive Vice President & Chief Operating Officer, and was replaced as President of RLW by Brandon Squire, its Executive Vice President & Chief Operating Officer.

Mr. Wadsworth and some of his immediate family members are part owners of the following companies with which RLW had a business relationship in 2016. Their ownership interests are shown in the table below.

•	Wadsworth & Sons II (W&S2). RLW is the general contractor on five projects totaling $4.1 million, the largest being a $3.7 million project designated as Exchange Building "B" in Draper, Utah, which is owned by W&S2. The projects were completed by the end of 2016.

•	W&S2 & Wadsworth Corporate Center Building A, LLC (WCC). RLW leases its primary office space from W&S2 through WCC, an entity owned and managed by W&S2, at an annual rent of $330,989, and common area maintenance charges of $118,853. This lease expires in 2022.

•	Wadsworth Dannon Way, LLC (WDW) which is part of Wadsworth & Sons LLC and Wadsworth & Sons III (W&S3). In 2016, RLW leased —

o	a facility for RLW's equipment maintenance shop from WDW at an annual rent of $200,791 plus common area maintenance charges of $76,320; and

o	a facility to provide temporary living quarters for field employees from W&S3 on a month-to-month basis for total 2016 rent of $34,000.

The W&S3 lease expired in 2014 and was renewed on a month to month basis starting in November 2014 at the same rent.

•	Big Sky, LLC. Big Sky, LLC is an entity owned and managed by W&S3. Big Sky owns a plane that RLW has rented since 2014 for certain business travel of its employees, including Mr. Wadsworth, for which RLW paid Big Sky rental fees and expenses totaling $35,612 in 2016.

Name (Relationship)	W&S2	WDW	W&S3
Con L. Wadsworth	32.45%	24.38%	31.80%
Kip L. Wadsworth (brother)	32.45%	24.38%	36.40%
Tod L. Wadsworth (brother)	32.50%	24.38%	31.80%
Nic L. Wadsworth (brother)	—	24.38%	—
Ralph L. Wadsworth (father)	1.30%	1.24%	—
Peggy Wadsworth (mother)	1.30%	1.24%	—

Policies & Procedures for the Review, Approval or Ratification of Transactions with Related Persons.

General. The Board's policy on transactions between the Company and related persons is set forth in the written charter of the Audit Committee. The policy requires the Audit Committee to review in advance the terms of any transaction between the Company (including its subsidiaries) and a director, executive officer, nominee for election as a director, or stockholder; and any of their affiliates or immediate family members that involves more than $100,000.

Any new transaction is taken under consideration by the Audit Committee, and both new and existing transactions, such as the W&S3 plane rental fees, are reviewed periodically to ensure, among other considerations, that they are in compliance with Delaware law and are on terms that are no less favorable to the Company (including its subsidiaries) than could be obtained from unrelated third parties.

Mr. Wadsworth. As part of its due diligence review prior to the acquisition of an 80% interest in RLW, the Company reviewed the relationships and transactions between RLW, Mr. Wadsworth and Mr. Wadsworth's family members, and concluded that the prices being charged to RLW or by RLW, as the case may be, are competitive and no less favorable to RLW than could be obtained from unrelated third parties. These amounts are also reviewed periodically.

INFORMATION ABOUT AUDIT FEES & AUDIT SERVICES

A representative of the Company's independent registered public accounting firm, Grant Thornton LLP, is expected to be available at the 2017 Annual Meeting and will have the opportunity to make a statement, if he or she wishes, and to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees that Grant Thornton billed to the Company for the years ended December 31, 2016 and 2015.

Fee Category	Percentage Approved by the Audit Committee	2015 ($)	2016 ($)	Percentage Approved by the Audit Committee
Audit Fees:	100%	1,047,180	900,946	100%
Audit-Related Fees:	100%	—	158,978	100%
Tax Fees:	N/A	—	—	N/A
All Other Fees (non-audit fees):	N/A	—	—	N/A

Audit Fees. In 2016 and 2015, audit fees included the fees and expenses for Grant Thornton's audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K for those years; the reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q; the resolution of issues that arose during the audit process; attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002; and other audit services that are normally provided in connection with statutory and regulatory filings. In 2016, a portion of the audit fees related to the Company's May 2016 public offering of common stock.

Of the audit fees for 2016 reflected in the above table, $795,368 had been billed by December 31, 2016. Of the audit fees for 2015 reflected in the above table, $778,771 had been billed by December 31, 2015.

Audit-Related Fees. In 2016, the Company incurred $158,978 for a due diligence project on a target company. In 2015, the Company incurred no fees in this category.

Tax Fees. The Company's independent registered public accounting firm occasionally provides tax consulting services to the Company. No fees for such services were incurred in 2016 or 2015.

All Other Fees (Non-Audit Fees). In 2016 and 2015, there were no fees paid to Grant Thornton that are related to any other services provided to the Company.

Procedures for Approval of Services. All requests for services that are to be provided by the Company's independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding estimated fees, are submitted to both the Company's Chief Financial Officer and the Chair of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chair of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal that a stockholder intends to present at the 2018 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of the Company no later than November 17 , 2017 and must otherwise comply with the requirements of Rule 14a-8.

Proposals of stockholders submitted for consideration at the 2018 Annual Meeting outside of the Rule 14a-8 process must be received by the Company by January 1 , 2018, unless the date of the 2018 Annual Meeting changes by more than 30 days from the date of the 2017 Annual Meeting, in which case proposals must be received a reasonable time before the mailing of the proxy statement for the 2018 Annual Meeting. If timely notice of a proposal is not given, the proposal may not be brought before the 2018 Annual Meeting.

By Order of the Board of Directors

Roger M. Barzun, Secretary

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders of

Sterling Construction Company, Inc.

To Be Held as follows:

April 28, 2017 8:30 a.m. Local Time

1800 Hughes Landing Blvd. The Woodlands, Texas 77380

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mailed copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below before April 19, 2017.

Please visit http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770 where the following materials are available for view:

	•	Notice of Annual Meeting of Stockholders
	•	Proxy Statement
	•	Form of Electronic Proxy Card
	•	2016 Annual Report

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- or -
	Mail:	You may request a proxy card by following the instructions above for requesting materials, then fill out the card and mail it to the Company.

1. To elect seven (7) directors to the Board of Directors of the Company to serve until their terms expire and until their successors are duly elected and qualified.			2.	To approve an amendment of Article IV of the Company's charter to increase the authorized shares of common stock from 28 million shares to 38 million shares.
Nominees:	Name	Term	3.	To approve an amendment of Article VI of the Company's charter to provide for the
	Marian M. Davenport	One-year term		removal of directors without cause.
	Maarten D. Hemsley	One-year term	4.	To ratify the selection of Grant Thornton LLP as the Company's independent registered
	Raymond F. Messer	One-year term		public accounting firm for 2017.
	Charles R. Patton	One-year term	5.	Advisory vote to approve named executive officer compensation.
	Richard O. Schaum	One-year term	6.	Advisory vote to select the frequency of executive officer compensation votes.
	Milton L. Scott	One-year term	6.	Advisory vote to select the frequency of executive officer compensation votes.
	Paul J. Varello	One-year term
Please note that you cannot use this notice to vote by mail.			The meeting will also address any other business that properly comes before it.
			Items 1-6 are more fully described in the Proxy Statement.
			The record date for the Annual Meeting is Tuesday, February 28, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

STERLING CONSTRUCTION COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the Company) to be held on Friday, April 28, 2017 at 8:30 a.m., local time, at the Company's headquarters office at 1800 Hughes Landing Blvd., Suite 250, The Woodlands, Texas (the Annual Meeting) as well as having received a Notice of Internet Availability of Proxy Materials for the Annual Meeting; and revoking all prior proxies, hereby appoint(s) Milton L. Scott, Chairman of the Board of Directors, Ronald A. Ballschmiede, Chief Financial Officer, and Roger M. Barzun, General Counsel, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

STERLING CONSTRUCTION COMPANY, INC.

April 28, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON — You may vote your shares in person by attending the Annual Meeting.
GO GREEN — e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card and 2016 Annual Report are available at http://www.astproxyportal.com/ast/04770/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS; AND FOR PROPOSALS 2, 3, 4, and 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     X

1. Election of Directors
Nominees		For	Against	Abstain
Marian M. Davenport
Maarten D. Hemsley
Raymond F. Messer
Charles R. Patton
Richard O. Schaum
Milton L. Scott
Paul J. Varello
2. To approve an amendment of Article IV of the Company's charter to increase the authorized shares of common stock from 28 million shares to 38 million shares.
3. To approve an amendment of Article VI of the Company's charter to provide for the removal of directors without cause.
4. To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2017.
5. Advisory vote to approve named executive officer compensation.
6. Advisory vote to select the frequency of executive officer compensation votes.	Every 1 year	Every 2 years	Every 3 years	Abstain

The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to the election of directors or proposals 2, 3, 4, or 5, specified above, this proxy will be voted FOR the election of each director; and FOR Proposals 2 through 5. All proposals are made by the Board of Directors. In the case of Proposal 6, if no direction is given, this proxy will be voted FOR "Every 1 year." None of the matters to be voted on is conditioned on, or related to, the approval of any other matter.
IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN AND DATE THIS PROXY. YOU DO NOT NEED TO MARK ANY BOXES.
Signature of Stockholder __________________________ Date ______________ Signature of Stockholder Date _________________